Exhibit 2.1

EXECUTION VERSION

Agreement and Plan of Merger

By and Among

LiveXlive Media, Inc.,

LXL Video Acquisition Corp.,

Snap Interactive, Inc.,

and

Jason Katz,

as the Stockholders’ Agent

Dated as of September 6, 2017

		Page
ARTICLE I	DEFINITIONS	2
1.1	Defined Terms	2
1.2	Interpretation	19
ARTICLE II	THE TRANSACTIONS	20
2.1	The Merger	20
2.2	Closing	20
2.3	Closing Obligations	20
2.4	Effective Time	22
2.5	Effects of the Merger	22
2.6	Certificate of Incorporation and Bylaws	23
2.7	Directors and Officers	23
2.8	Effect on Capital Stock	23
2.9	Treatment of Company Restricted Shares and Company Options	23
2.10	Dissenting Shares	24
2.11	Closing Statement	24
2.12	Funding of Escrow Amount	25
2.13	Surrender and Payment	26
2.14	Adjustments	28
2.15	Withholding Rights	28
2.16	Purchase Price Adjustment	39
2.17	Additional Consideration	31
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	31
3.1	Organization, Standing, Minute Books, etc.	32
3.2	Subsidiaries	32
3.3	Authorization and Enforceability	32
3.4	Noncontravention	33
3.5	Consents and Governmental Approvals	33
3.6	Capitalization	34
3.7	Company SEC Documents; Financial Information	35
3.8	Information Supplied	36

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CONTINUED

CONTINUED

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CONTINUED

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EXHIBIT AND SCHEDULE INDEX

Exhibits
Exhibit A	Form of Letter of Transmittal

Buyer Disclosure Schedules
See attached

Company Disclosure Schedules
See attached

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September 6, 2017 (the “Agreement Date”), by and among LiveXLive Media, Inc., a Delaware corporation (“Buyer”), LXL Video Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Buyer, Snap Interactive, Inc., a Delaware corporation (the “Company”), and Jason Katz, in his capacity as the stockholders’ agent in connection with the transactions contemplated by this Agreement (the “Stockholders’ Agent”).

RECITALS

WHEREAS, the board of directors of the Company has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement would be in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) recommended the adoption of this Agreement by the Company Stockholders in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective boards of directors of Buyer and Merger Sub have each (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement would be in the best interests of Buyer, Buyer’s stockholders and Merger Sub, and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as an inducement and condition to the willingness of Buyer and Merger Sub to enter into this Agreement, the Company has delivered to Buyer and Merger Sub the Written Consent (as defined herein) executed by certain stockholders of the Company adopting and approving the Merger and this Agreement, which such resolutions are to be effective upon the execution of this Agreement by the parties hereto;

WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations and warranties and to enter into certain agreements in connection with the Merger subject to certain conditions herein;

WHEREAS, prior to the consummation of the transactions contemplated by this Agreement, (i) Buyer will have closed the Buyer Public Offering, a portion of the net proceeds of which shall be used for the payment of the Cash Merger Consideration, and (ii) in connection with the Buyer Public Offering, Buyer Common Shares will be listed on the Stock Exchange;

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

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NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“ACA” has the meaning ascribed to it in Section 3.19(h)

“Accountant” has the meaning ascribed to it in Section 2.16(c).

“Acquisition Proposal” means any proposal, indication of interest or offer involving any Person or group (other than Buyer or its Subsidiaries) relating to (i) a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, (ii) any acquisition by any Person or group resulting in, or any proposal, indication of interest or offer that, if consummated, would result in any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or assets representing 15% or more of the consolidated net revenues, net income or total assets (including equity securities of any of the Company’s Subsidiaries and equity securities of any other entity) of the Company or (iii) any combination of the foregoing, in each case other than the Transactions.

“Additional Consideration” means an amount equal to 62.5% of the Patent Award.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner, managing member or non-member manager of a Person shall always be considered to control such Person.

“Agent Losses” means any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with the activities of the Stockholders’ Agent in such capacity under this Agreement, the Escrow Agreement and the other Transaction Documents.

“Agreement” has the meaning ascribed to it in the preamble hereto.

“Agreement Date” has the meaning ascribed to it in the preamble hereto.

“Anti-Money Laundering Laws” has the meaning ascribed to it in Section 3.15(c).

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“Applicable Accounting Principles” has the meaning ascribed to it in Section 2.11(b).

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

“Base Merger Consideration” means $34,041,310.

“Book-Entry Share” has the meaning ascribed to it in Section 2.13(d).

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York, New York generally are authorized or required by applicable Law to close.

“Buyer” has the meaning ascribed to it in the preamble hereto.

“Buyer Average Stock Price” means, with respect to any date, the average of the volume weighted averages of the trading prices of Buyer Common Shares on the Stock Exchange (as reported by Bloomberg, L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten (10) consecutive Trading Days ending on (and including) the Trading Day that is immediately prior to such date.

“Buyer Business” means the business conducted by Buyer and its Subsidiaries as of the Agreement Date.

“Buyer Bylaws” means the bylaws of Buyer as in effect on the Agreement Date, as amended from time to time.

“Buyer Certificate of Incorporation” means the Certificate of Incorporation of Buyer as amended and in effect as of the Agreement Date.

“Buyer Common Shares” means shares of common stock of Buyer, par value $0.001 per share.

“Buyer Contract” means any Contract to which Buyer or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound.

“Buyer Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Buyer to the Company as of the Agreement Date.

“Buyer Financial Statements” has the meaning ascribed to it in Section 4.9(b).

“Buyer Fundamental Representations” has the meaning ascribed to it in Section7.1.

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“Buyer Material Adverse Effect” means any change, effect, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of Buyer and its Subsidiaries, taken as a whole, or (b) the ability of Buyer to consummate the Transactions; provided, however, that with respect to the foregoing clause (a) only, any change, effect, event, circumstance or occurrence to the extent (and solely to the extent) resulting from or arising out of any of the following shall not be taken into account in determining whether there has been a Buyer Material Adverse Effect: (i) (x) changes in U.S. or non-U.S. economic, market or political conditions, or (y) changes in the financial, credit, banking, currency or capital markets or changes in currency exchange rates or interest rates or currency fluctuations, (ii) the announcement of this Agreement, including by reason of the identity of the Company, and the impact thereof on relationships with employees, customers, suppliers, or other counterparties (provided that this clause (ii) shall not apply with respect to any representation or warranty that addresses non-contravention or the effects of entering into or performing this Agreement) or the taking of any action required hereby, (iii) changes in accounting standards or practices (including GAAP) or interpretations thereof, (iv) any outbreak or escalation of hostilities, declared or undeclared events of war, events of terrorism or any other U.S. or non-U.S. crisis or emergency, (v) changes resulting from any natural disasters, calamities, pandemics or other force majeure events, (vi) changes in Laws or interpretations thereof by any Governmental Authority, (vii) any failure of Buyer to meet any internal or industry financial estimates, forecasts or projections for any period (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Buyer Material Adverse Effect has occurred), (viii) actions taken at the written request of the Company, (ix) the effects on Buyer and its Subsidiaries of the acquisition of Slacker and the other transactions contemplated in the Slacker Agreement, or (x) the effects on Buyer and its Subsidiaries of the Buyer Public Offering; provided that any change, effect, event, circumstance or occurrence set forth in clauses (i), (iii), (iv), (v) and (vi) above may be taken into account in determining whether a Buyer Material Adverse Effect has occurred if such changes, effects, events, circumstances or occurrences have a disproportionate adverse effect on Buyer and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Buyer and its Subsidiaries operate.

“Buyer Organizational Documents” means the Buyer Certificate of Incorporation and the Buyer Bylaws.

“Buyer Permits” means all Governmental Approvals required to lawfully conduct the Buyer Business pursuant to applicable Law and to own and use the properties and assets of Buyer and its Subsidiaries in the manner in which such properties and assets are currently owned and used.

“Buyer Preferred Shares” means shares of Buyer’s preferred stock, par value $0.001 per share.

“Buyer Public Offering” means the proposed underwritten public offering by Buyer of Buyer Common Shares, to be registered on Form S-1 (File No. 333-217893) filed with the SEC, as amended, of which the aggregate gross proceeds to Buyer (before deductions of underwriters’ commissions and expenses) shall be at least $100,000,000.

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“Buyer Public Offering Documents” means the registration statement, the prospectus or prospectuses (whether preliminary or final) included in the registration statement, and any other offering or marketing documents, in each case, relating to the Buyer Public Offering, and as amended, supplemented or otherwise modified and including all materials incorporated by reference therein.

“Buyer Public Offering Price” means the public offering price per Buyer Common Share pursuant to the Buyer Public Offering as indicated in the final prospectus included in Buyer’s registration statement on Form S-1 as filed with the SEC, as amended.

“Buyer SEC Documents” has the meaning ascribed to it in Section 4.9(a).

“Cash” means all cash and cash equivalents in accordance with Applicable Accounting Principles.

“Cash Merger Consideration” means the portion of the Merger Consideration equal to sixty percent (60%) of the Merger Consideration (which is equal to $20,424,786.00 of the Base Merger Consideration on a non-adjusted basis), payable to the Company Stockholders pursuant to the terms of this Agreement in an amount of cash.

“Certificate” has the meaning ascribed to it in Section 2.13(d).

“Certificate of Merger” has the meaning ascribed to it in Section 2.4.

“Closing” has the meaning ascribed to it in Section 2.2.

“Closing Cash” means the Cash of the Company and its Subsidiaries on a consolidated basis as of 12:01 a.m. Eastern Time on the Closing Date.

“Closing Date” has the meaning ascribed to it in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries on a consolidated basis as of 12:01 a.m. Eastern Time on the Closing Date.

“Closing Net Working Capital” means the Net Working Capital of the Company as of 12:01 a.m. Eastern Time on the Closing Date. For the avoidance of doubt, Closing Net Working Capital shall be calculated without duplication of any amounts included in Closing Indebtedness or Transaction Expenses.

“Closing Purchase Price” means an amount equal to (a) Base Merger Consideration, minus (b) Estimated Closing Indebtedness, minus (c) the amount, if any, by which the Target Cash exceeds the Estimated Closing Cash, plus (d) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, plus (e)  the amount, if any, by which the Estimated Closing Cash exceeds the Target Cash, and minus (f)  the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital, each as set forth in the Closing Statement delivered pursuant to Section 2.11(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 2.11(c).

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“Closing Statement” has the meaning ascribed to it in Section 2.11(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection and Use” has the meaning ascribed to it in Section 3.26(a).

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve the applicable desired result set forth in this Agreement in a reasonably expeditious manner; provided, that “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party, except for the costs of making filings in the ordinary course of business, the reasonable fees and expenses of counsel and accountants, any nominal consent fees provided for in the existing provisions of any Company Material Contract and the customary fees and charges of Governmental Authorities.

“Common Per Share Cash Consideration” means the amount of cash payable in respect of the Common Per Share Consideration as set forth in the Closing Statement.

“Common Per Share Consideration” means the amount of Merger Consideration payable in respect of each Company Common Share pursuant to the terms of this Agreement as set forth in the Closing Statement, which amount shall be equal to the quotient of (a) the Merger Consideration divided by (b) the Fully Diluted Share Capital.

“Common Per Share Stock Consideration” means the number of Buyer Common Shares issuable in respect of the Common Per Share Consideration as set forth in the Closing Statement.

“Company“ has the meaning ascribed to it in the preamble hereto.

“Company Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, program or agreement, including any pension, retirement, severance, disability, deferred compensation, employment retention, bonus, incentive, equity or equity-based plan, program or agreement, in each case maintained, contributed or required to be contributed to by either the Company or its Subsidiaries for the benefit of their respective employees or as to which the Company or any Company ERISA Affiliate has any liability, contingent or otherwise; provided, that the term “Company Benefit Plan” shall not include any Company Multiemployer Plan.

“Company Board” means the board of directors of the Company.

“Company Business” means the business conducted by the Company and its Subsidiaries as of the Agreement Date.

“Company Bylaws” means the bylaws of the Company as in effect on the Agreement Date, as amended from time to time.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company as amended and in effect as of the Agreement Date.

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“Company Common Shares” means the shares of common stock of the Company, par value $0.001 per share.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound.

“Company Data Room” means the virtual data room established by the Company and made accessible to Buyer.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered by the Company to Buyer as of the Agreement Date.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Equity-Based Awards” has the meaning ascribed to it in Section 3.19(c).

“Company ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or member of an “affiliated service group” with the Company, within the meaning of Sections 414(b), (c) or (m) of the Code, respectively, or required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA.

“Company Financial Statements” has the meaning ascribed to it in Section 3.7(b).

“Company Fundamental Representations” has the meaning ascribed to it in Section 6.1.

“Company Incentive Plans” means (i) the Company’s Amended and Restated 2011 Long-Term Incentive Plan, as amended; and (ii) the Company’s 2016 Long-Term Incentive Plan, as amended.

“Company Insurance Policies” has the meaning ascribed to it in Section 3.14.

“Company Intellectual Property Agreements” mean all Company Contracts pursuant to which (a) the Company or any of its Subsidiaries has the right to Exploit any Intellectual Property that is not owned by the Company or any of its Subsidiaries or (b) any Person other than the Company or any of its Subsidiaries is authorized to Exploit any of the Company Owned Intellectual Property.

“Company IT Assets” means any and all software, firmware, databases, embedded control systems, computers, hardware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all associated documentation related to any of the foregoing, (a) owned by the Company or any of its Subsidiaries or (b) licensed or leased to the Company or any of its Subsidiaries.

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“Company Key Employees” means Jason Katz, Alexander Harrington, Eric Sackowitz, Clifford Lerner and Judith Krandel.

“Company Labor Agreement” has the meaning ascribed to it in Section 3.18(d).

“Company Leased Real Property” has the meaning ascribed to it in Section 3.12(b).

“Company Licensed Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Company Material Adverse Effect” means any change, effect, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that with respect to the foregoing clause (a) only, any change, effect, event, circumstance or occurrence to the extent (and solely to the extent) resulting from or arising out of any of the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (i) (x) changes in U.S. or non-U.S. economic, market or political conditions, or (y) changes in the financial, credit, banking, currency or capital markets or changes in currency exchange rates or interest rates or currency fluctuations, (ii) the announcement of this Agreement, including by reason of the identity of Buyer, and the impact thereof on relationships with employees, customers, suppliers, or other counterparties (provided that this clause (ii) shall not apply with respect to any representation or warranty that addresses non-contravention or the effects of entering into or performing this Agreement) or the taking of any action required hereby, (iii) changes in accounting standards or practices (including GAAP) or interpretations thereof, (iv) any outbreak or escalation of hostilities, declared or undeclared events of war, events of terrorism or any other U.S. or non-U.S. crisis or emergency, (v) changes resulting from any natural disasters, calamities, pandemics or other force majeure events, (vi) changes in Laws or interpretations thereof by any Governmental Authority, (vii) any failure of the Company to meet any internal or industry financial estimates, forecasts or projections for any period (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (viii) actions taken at the written request of Buyer; provided that any change, effect, event, circumstance or occurrence set forth in clauses (i), (iii), (iv), (v) and (vi) above may be taken into account in determining whether a Company Material Adverse Effect has occurred if such changes, effects, events, circumstances or occurrences have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

“Company Material Contracts” has the meaning ascribed to it in Section 3.21.

“Company Multiemployer Plan” means a multiemployer pension plan (as defined in Section 3(37) of ERISA) with respect to which the Company has in the last six (6) years had any obligation to contribute or with respect to which the Company has any outstanding, current or potential obligation to pay Withdrawal Liability. For the avoidance of doubt, no Company Multiemployer Plan is a Company Benefit Plan.

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“Company Option” means an option granted under a Company Incentive Plan, whether or not then vested or exercisable, that represents the right to acquire Company Common Shares.

“Company Organizational Documents” means the Company Certificate of Incorporation and the Company Bylaws.

“Company Owned Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Owned Real Property” has the meaning ascribed to it in Section 3.12(a).

“Company Owned Software” has the meaning ascribed to it in Section 3.24(a).

“Company Permits” has the meaning ascribed to it in Section 3.22.

“Company Personally Identifiable Information” has the meaning ascribed to it in Section 3.26(a).

“Company Personally Identifiable Information Obligations” has the meaning ascribed to it in Section 3.26(b).

“Company Personal Property” has the meaning ascribed to it in Section 3.12(c).

“Company Preferred Shares” means shares of the Company’s preferred stock, par value $0.001 per share.

“Company Real Property” means the Company Owned Real Property and the Company Leased Real Property.

“Company Real Property Lease” has the meaning ascribed to them in Section 3.12(b).

“Company Recommendation” has the meaning ascribed to it in Section 3.3.

“Company Related Party” means (a) any Affiliates of the Company (other than any wholly owned Subsidiary of the Company), (b) any Company Stockholder or its Affiliate, (c) any officer, director, or, with respect to any entity that is a partnership, partner of the Company (or any Subsidiary thereof) or of any of the Persons described in clauses (a) and (b), and (d) any immediately family member of any natural persons described in clauses (a) through (c).

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“Company Restricted Shares” means the Company Common Shares issued as shares of “restricted stock” pursuant to any Company Benefit Plan and subject to vesting or similar restrictions or limitations set forth therein.

“Company Registered IP” has the meaning ascribed to it in Section 3.23(c).

“Company SEC Documents” has the meaning ascribed to it in Section 3.7

“Company Securities” has the meaning ascribed to it in Section 3.6(c).

“Company Stockholders” means the holders of the Company Common Shares on a fully-diluted, as-converted basis.

“Company Termination Fee” means an amount in cash equal to $2,900,000.00.

“Contaminant“ has the meaning ascribed to it in Section 3.24(e).

“Consent” means the consent, waiver or approval of a third-party Person that is not a Governmental Authority.

“Continuing Employee” has the meaning ascribed to it in Section 5.20(a).

“Contract” means any written agreement, contract, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, or other legally binding commitment or understanding.

“DGCL” has the meaning ascribed to it in the recitals hereto.

“D&O Indemnified Party” has the meaning ascribed to it in Section 5.11(a).

”D&O Indemnifying Parties” has the meaning ascribed to it in Section 5.11(b).

“D&O Tail Policy” has the meaning ascribed to it in Section 5.11(c).

"Delisting" has the meaning ascribed to in Section 5.8(b).

“Disabling Code” has the meaning ascribed to it in Section 3.24(e).

“Dissenting Shares” has the meaning ascribed to it in Section 2.10.

“Effective Time” has the meaning ascribed to it in Section 2.4.

“Environmental Laws” means all applicable Law relating to pollution, protection of the environment (including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands), human health and safety, or the handling, storage, disposal, transportation or use of any Materials of Environmental Concern.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means a third-party entity that provides escrow services in transactions of similar size and nature as the Transactions in the ordinary course of its business, to be selected after the Agreement Date by mutual agreement of the parties hereto.

“Escrow Amount” means the sum of the Purchase Price Adjustment Escrow Amount and the Stockholders’ Agent Expense Amount.

“Escrow Funds” means the sum of the Purchase Price Adjustment Escrow Fund and the Stockholders’ Agent Expense Fund.

“Escrow Agreement” has the meaning ascribed to it in Section 2.12(a).

“Estimated Closing Cash” means the Company’s good faith estimate of the Closing Cash as of the Effective Time as set forth in the Closing Statement delivered pursuant to Section 2.11(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 2.11(c).

“Estimated Closing Indebtedness” means the Company’s good faith estimate of the Closing Indebtedness as of the Effective Time as set forth in the Closing Statement delivered pursuant to Section 2.11(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 2.11(c).

“Estimated Closing Net Working Capital” means the Company’s good faith estimate of the Closing Net Working Capital as of the Effective Time as set forth in the Closing Statement delivered pursuant to Section 2.11(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 2.11(c).

“Estimated Transaction Expenses” means the Company’s good faith estimate of the Transaction Expenses as set forth in the Closing Statement delivered pursuant to Section 2.11(c), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 2.11(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exploit” means use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, acquire, sell, offer for sale, license, sublicense, import, distribute or any other exercise or exploitation of rights.

“Final Closing Statement” has the meaning ascribed to it in Section 2.16(a).

“Financial Advisor” means ValueScope, Inc.

“Form S-4” has the meaning ascribed to it in Section 3.5

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“Final Purchase Price” means an amount equal to (a) Base Merger Consideration, minus (b) Closing Indebtedness, minus (c) the amount, if any, by which the Target Cash exceeds the Closing Cash, plus (d) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, plus (e) the amount, if any, by which the Closing Cash exceeds the Target Cash, minus (f) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, each as finally determined pursuant to this Section 2.16

“Form S-4” has the meaning ascribed to it in Section 5.7(a).

“Fraud” means, with respect to a party, any actual and intentional fraud with respect to the making of the representations and warranties in this Agreement.

“Fully Diluted Share Capital” means the sum of the total number of Company Common Shares issued and outstanding immediately prior to the Closing pursuant to this Agreement, which, for the avoidance of doubt, shall include the total number of Company Restricted Shares and Company Options exercised prior to the Effective Time.

“GAAP“ means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Approval” means an authorization, consent, approval, certification, permit, license or order of, or a filing, registration or qualification with, a Governmental Authority.

“Governmental Authority” means any United States, transnational or foreign national, federal, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any United States, transnational or foreign court, tribunal, or judicial or arbitral body of any nature; or any United States, transnational or foreign body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Tax Authority or power of any nature.

“Governmental Prohibition” has the meaning ascribed to it in Section 6.4.

“Indebtedness” means, with respect to any Person as of the date of determination thereof, without duplication, (a) all obligations for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) repayment obligations for amounts drawn and not repaid under bankers’ acceptances, letters of credit or other similar financial guaranties issued by a third party by or for the account of such Person, (d) all obligations for the deferred purchase price of property or services, including any earn-out obligations, (e) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (f) all payment obligations under any swap or hedge agreements, (g) all obligations as lessee in respect of sale-leaseback transactions, (h) any accrued and unpaid interest on, and any prepayment premiums, penalties or other contractual charges in respect of, any of the items described in the foregoing clauses (a) through (g), and (i) all guaranties and other contingent obligations in respect of the liabilities or obligations of any other Person for any of the items described in the foregoing clauses (a) through (h).

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“Information Statement” has the meaning ascribed to it in Section 3.5.

“Intellectual Property” means all worldwide intellectual property rights or similar proprietary rights of any kind or nature, including (i) patents, utility models, patent rights and all related applications, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof; (ii) inventions (whether or not patentable), trade secrets, technical data, data structures, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary or confidential information, materials, systems or procedures; (iii) all rights in Internet addresses and domain names and applications and registrations therefor and contract rights therein; (iv) documentation, advertising copy, marketing materials, websites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (v) Software; and (vi) trademarks, service marks, trade names, designs, logos, slogans, and corporate names, and all goodwill associated therewith, whether or not registered.

“Intellectual Property Rights” means all forms of legal rights and protections that may be obtained for, or my pertain to, any Intellectual Property in any jurisdiction, domestic or foreign, including all registrations and applications relating to any of the foregoing and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, as applicable.

“Intervening Event” means a material event, change, effect, development, circumstance or occurrence that improves or would be reasonably likely to improve the business, financial condition or continuing results of operations of the Company and the Company’s Subsidiaries, taken as a whole, that (i) is not known by the Company or the Company Board as of the Agreement Date and that was not reasonably foreseeable as of the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, that in no event shall any of the following constitute or be deemed to be an Intervening Event: (x) the receipt, existence or terms of an Acquisition Proposal that could constitute a Superior Proposal or any matter relating thereto; (y) changes in general economic circumstances, market conditions or the stock price of the Company; or (z) the reasonably foreseeable consequences of the announcement of this Agreement or the Transactions; provided, further, that an Acquisition Proposal that resulted from a breach of the Company’s obligations set forth in Section 5.5. may not be the basis for an Intervening Event).

“Knowledge” means the knowledge, after due inquiry, of (a) with respect to an entity, the directors or executive officers of such entity, and (b) with respect to any individual, such individual.

“Law” means, collectively, all national, federal, transnational, provincial, state, municipal and local laws, statutes, rules, orders, decrees, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, contractual requirements, authorizations and permits of, and agreements with, any Governmental Authority.

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“Letter Agreement” means the letter agreement, dated August 3, 2017, by and between Loton, Corp, a Nevada corporation (as predecessor entity of Buyer), and the Company regarding certain matters relating to the Transactions, exclusivity and confidentiality.

“Letter of Transmittal” has the meaning ascribed to it in Section 2.13(e)(i).

“Liability” shall mean any debts, liabilities or obligations of any kind or nature, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment (for security), deposit arrangement, charge, security interest, preference, priority, voting agreement, proxy, right of first offer, right of first refusal, option, pre-emptive right, transfer restriction, easement, restrictive covenant, license, right-of-way, conditional sale or other title retention agreements, purchase or title defects, or encumbrance of any kind or nature whatsoever with respect to such property or asset; provided, however, that Lien expressly excludes any non-exclusive license of Intellectual Property Rights.

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, radon or ozone-depleting substances, or any other toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste or material.

“Merger” has the meaning ascribed to it in Section 2.1.

“Merger Consideration” means an amount equal to the Closing Purchase Price, payable in cash and Buyer Common Shares in accordance with the terms of this Agreement, as may be adjusted pursuant to Section 2.16.

“Merger Sub” has the meaning ascribed to it in the preamble hereto.

“Net Working Capital” means an amount equal to (a) the total consolidated current assets of the Company and its Subsidiaries at the Closing (including the aggregate amount of all Cash), minus (b) the total consolidated current liabilities of the Company and its Subsidiaries at the Closing, in each case, as determined in accordance with the Applicable Accounting Principle; provided, that solely for purposes of calculating Net Working Capital, (i) deferred subscription revenues shall not be included as part of the total consolidated current liabilities of the Company and its Subsidiaries pursuant to clause (b), and (ii) all Transaction Expenses shall be included in such calculation (via a reduction in Cash (if paid) or via an accrued current liability (if unpaid)), in each case, whether or not such particular item would otherwise be treated as a current asset or current liability, as the case maybe, under GAAP. Section 2.11(b) of the Company Disclosure Schedules sets forth an illustrative example of what the calculation of the Net Working Capital would have been if the Closing Date had been June 30, 2017 upon the basis and the assumptions stated therein.

“Option Termination” has the meaning ascribed to it in Section 5.18.

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“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Buyer Business” means the conduct of the Buyer Business in a manner substantially consistent with the customary conduct of such business in the ordinary course and consistent with past practice.

“Ordinary Course of Company Business” means the conduct of the Company Business in a manner substantially consistent with the customary conduct of such business in the ordinary course and consistent with past practice.

“Outside Date” has the meaning ascribed to it in Section 8.2(a).

“Patent Award” means (a) the gross proceeds of any monetary judgment or award, including pursuant to a settlement, actually received by Buyer or the Surviving Corporation in connection with the Patent Claim, less (b) any and all costs and expenses directly related to the Patent Claim (including all costs and expenses relating to obtaining or negotiating such award or settlement, as the case may be) incurred by Buyer or the Surviving Corporation following the Effective Time.

“Patent Claim” means that certain patent infringement claim, together with related claims, referenced as PalTalk Holdings, Inc. v. Riot Games, Inc. and Valve Corporation, 1:16-cv-01239, originally filed on December 16, 2016 by the Company’s indirect wholly owned Subsidiary, Paltalk Holdings, Inc., in the United States District Court for the District of Delaware, relating to U.S. Patent Nos. 5,822,523 and 6,226,686.

“Paying Agent” has the meaning ascribed to it in Section 2.13(a).

“Pension Plan” shall mean each Company Benefit Plan, in each case, that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due or payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which reserves have been maintained by the Company in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Company Business or the Ordinary Course of Buyer Business, as applicable, relating to obligations which are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which reserves have been maintained by the Company or Buyer, as applicable, in accordance with GAAP, or pledges, deposits or other liens securing the performance of bids, trade contracts or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) any zoning, building code, land use, planning, entitlement, environmental or similar Laws imposed by any Governmental Authority (provided, however, that the same, whether individually or in the aggregate, do not materially and adversely impair the current use and enjoyment of the applicable property), (d) the interests of lessors in equipment or leasehold fixtures and improvements leased or loaned to the Company or any of its Subsidiaries, or Buyer or any of its Subsidiaries, as applicable, (e) Liens upon personal property under equipment leasing arrangements entered into in the Ordinary Course of Company Business or the Ordinary Course of Buyer Business, as applicable, (f) any Liens that will be discharged or released either prior to, or substantially simultaneous with, the Closing, (g) Liens disclosed in Section 1.1 of the Company Disclosure Schedules or in Section 1.1 of the Buyer Disclosure Schedules, as applicable, (h) as to the shares of capital stock or other equity interest of any entity, transfer restrictions and similar provisions contained in the Company Organizational Documents or the Buyer Organizational Documents, as applicable, or, for entities other than the Company or Buyer, the organizational documents of such entity, and (i) Liens arising under applicable securities or blue sky Laws.

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“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, joint stock company, estate, trust, association, organization, government (or any agency or political subdivision thereof) or other entity of any kind or nature.

“Post-Closing Adjustment Excess Amount” has the meaning ascribed to it in Section 2.16(d)(ii).

“Post-Closing Adjustment Shortfall Amount” has the meaning ascribed to it in Section 2.16(d)(i).

“Post-Closing SEC Reports” has the meaning ascribed to in Section 5.8(c).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date.

“Pro Rata Portion” means, with respect to a Company Stockholder, a percentage representing the fraction, the numerator of which is the number of shares of the Fully Diluted Share Capital attributable to such Company Stockholder and the denominator of which is the Fully Diluted Share Capital.

“Proceeding” means any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal), commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or Tax Authority.

“Pryor Cashman” has the meaning ascribed to it in Section 5.12(c)

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software or similar licensing or distribution models requires that the software covered by the license or any software incorporated into, based on, derived from or distributed with such Software (x) be disclosed, distributed or made available in source code form or (y) be licensed under the terms of any open source software license, including software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (I) GNU’s General Public License or Lesser/Library GPL; (II) the Artistic License; (III) Mozilla Public License; (IV) Netscape Public License; (V) Sun Community Source/Sun Industry Standard License; (VI) BSD License; and (VII) Apache License.

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“Purchase Price Adjustment Escrow Amount” means $500,000.

“Purchase Price Adjustment Escrow Fund” means the Purchase Price Adjustment Escrow Amount deposited with the Escrow Agent pursuant to Section 2.12(c), as such sum may be adjusted as provided in the Escrow Agreement.

“Recent Balance Sheet Date” means June 30, 2017.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 7, 2016, by and between the Company and Clifford Lerner and the Registration Rights Agreement, dated January 12, 2011, by and between the Company and the purchaser signatories thereto.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, onto or through the environment.

“Representatives” mean, with respect to any Person, such Person’s directors, officers, general partners, managers, employees, agents, attorneys, accountants and other advisers.

“Sarbanes-Oxley Act” has the meaning ascribed to it in Section 3.7(a).

“SEC” means the Securities and Exchange Commission and any successor Government Authority thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Slacker” means Slacker, Inc., a Delaware corporation.

“Slacker Agreement” means that certain Agreement and Plan of Merger, dated August 25, 2017, by and among Buyer, LXL Music Acquisition, Corp., Slacker and Columbia Capital Equity Partners V (QP), L.P., in its capacity as the stockholders’ agent.

“Slacker Data Room” means the virtual data room established by Slacker and made accessible to the Company.

“Slacker Representations” means the representations of warranties of Slacker contained in the Slacker Agreement, as amended, supplemented or otherwise modified by the disclosure schedules of Slacker incorporated thereby.

“Software” means computer programs, applications and applets, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, application programming interfaces, user interfaces, programmer notes, protocols, design documents, schematics, flow-charts, user manuals and training materials relating thereto.

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“Stock Exchange” means the NASDAQ Global Select Market or The New York Stock Exchange.

“Stock Merger Consideration” means the portion of Merger Consideration payable to Company Stockholders pursuant to the terms of this Agreement in Buyer Common Shares equal to the quotient of (a) forty percent (40%) of the Merger Consideration (which is equal to $13,616,524.00 of the Base Merger Consideration on a non-adjusted basis) divided by (b) the Buyer Public Offering Price (rounded down to the nearest whole share); provided, that if the Closing occurs following, and not contemporaneously with, the closing of the Buyer Public Offering, then the portion of Merger Consideration payable to Company Stockholders pursuant to the terms of this Agreement in Buyer Common Shares shall be equal to, in the aggregate, the quotient of (a) forty percent (40%) of the Merger Consideration (which is equal to $13,616,524.00 of the Base Merger Consideration on a non-adjusted basis) divided by (b) the Buyer Average Stock Price (rounded down to the nearest whole share).

“Stockholders’ Agent” has the meaning ascribed to it in the preambles hereto.

“Stockholders’ Agent Expense Amount” means $150,000.

“Stockholders’ Agent Expense Fund” means the Stockholders’ Agent Expense Amount deposited with the Escrow Agent pursuant to Section 2.12(c), as such sum may be adjusted as provided in the Escrow Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned or controlled, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, including through such Person’s status as sole or managing member, non-member manager or general partner of the entity.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach of the Company's obligations set forth in this Section 5.5 and that would result in any Person or group becoming the beneficial owner of, directly or indirectly, more than 75% of the total voting power of any class of equity securities of the Company or assets representing more than 75% of the consolidated net revenues, net income or total assets (including equity securities of the Company's Subsidiaries and equity securities of any other entity) of the Company, that the Company Board has determined in good faith, after consultation with its outside legal counsel and its outside financial advisor, taking into account all legal, financial, financing and regulatory aspects of the Acquisition Proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms and all other matters that the Company Board considers appropriate, that, if consummated, would result in a transaction (A) more favorable to the Company Stockholders from a financial point of view than the Merger and (B) that is reasonably likely to be completed on a timely basis, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board (after taking into account any binding revisions to the terms of this Agreement proposed by Buyer pursuant to Section 5.5(e)).

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“Surviving Corporation” has the meaning ascribed to it in Section 2.1.

“Takeover Statute” has the meaning ascribed to it in Section 3.16.

“Target Cash” means $1,000,000.00.

“Target Net Working Capital” means $1,000,000.00.

“Tax Authority” means any Governmental Authority (domestic or foreign) or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Law” means all applicable Laws (domestic or foreign) governing or relating to the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any federal, state, local and foreign income, property, sales, use, excise, payroll, withholding, disability, land, real property taxes, and any other similar taxes, assessments, levies, duties and governmental charges imposed by a Tax Authority (whether in or outside the United States), together with any penalties, interest or additions thereto and any liability for any of the foregoing as transferee.

“Tax Sharing Agreement” means any written agreement or arrangement (other than any such agreement or arrangement (i) among the Company and any of its Subsidiaries and (ii) the primary subject matter of which is not Taxes) entered into prior to the Closing binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Termination Payment” has the meaning ascribed to it in Section 8.5(c).

“Trading Day” shall mean a day on which shares of Buyer Common Shares are traded on the Stock Exchange.

“Transaction Documents” means this Agreement and the Escrow Agreement.

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“Transaction Expenses” means the aggregate amount, without duplication, of (i) all fees, costs and expenses (including investment banking, legal, tax, consulting and accounting fees, costs and expenses) of the Company or any of its Subsidiaries incurred through the Closing (whether invoiced before or after the Closing Date) in connection with or arising out of this Agreement or the Transactions, in each case, to the extent required to be paid by the Company or any of its Subsidiaries, including the preparation, printing, filing and mailing of the Information Statement and all SEC and other regulatory filing fees incurred in connection with the Information Statement, the solicitation of stockholder approvals, if any, engaging the services of the Paying Agent, obtaining Consents, any other filings with the SEC by the Company, (ii) any severance, retention, change of control or transaction bonus or payment payable by the Company or any of its Subsidiaries as a result of or in connection with the Transactions, (iii) any amounts payable by the Company or any of its Subsidiaries pursuant to, or upon termination of, any arrangements with Related Persons required to be terminated pursuant to Section 5.16, and (iv) the costs and expenses related to the D&O Tail Policy pursuant to Section 5.11.

“Transactions” means the Merger, the payment of the Merger Consideration in connection therewith and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes, and all conveyance fees, recording Taxes or charges and other similar fees and charges (including any penalties and interest).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to GAAP for the applicable plan year.

“Willful Breach” means any material breach of, or a material failure to perform, a covenant or obligation contained in this Agreement that the breaching party had Knowledge, at the time of such breach or such failure, that the consequences of an act or omission by such breaching party would cause or constitute such covenant or obligation was being breached or failing to be performed.

“Withdrawal Liability” means liability to a Company Multiemployer Plan as a result of a complete or partial withdrawal from such Company Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Written Consent” means a duly executed action by written consent in the form substantially agreed to by Buyer and the Company prior to the Agreement Date reflecting, among other things, the adoption of the Merger and this Agreement by the holders of not less than 70% of the outstanding Company Common Shares.

1.2           Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified, but only, in the case of any agreement, instrument or document listed in the Company Disclosure Schedules, to the extent that the applicable amendment, supplement or modification is also appropriately listed therein, (g) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (h) all references to “$” or “Dollars” shall mean United States Dollars, and (i) all references to payments in cash or in immediately available funds shall mean payments in United States Dollars.

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ARTICLE II
THE TRANSACTIONS

2.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub (the “Merger”). Following the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with DGCL.

2.2           Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Blvd., Suite 2200, Los Angeles, California 90067 at 10:00 a.m. local time, on the date that is no later than three (3) Business Days after the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at such time), unless Buyer and the Company may mutually agree upon another date and time. The date on which the Closing actually takes place is referred to as the “Closing Date.”

2.3           Closing Obligations. At or prior to the Closing:

(a)           Company’s Closing Deliveries. The Company shall deliver, or shall cause to be delivered, to Buyer:

(i)       the Escrow Agreement duly executed by the Stockholders’ Agent;

(ii)       a certificate duly executed by an executive officer of the Company, reasonably satisfactory to Buyer, certifying that the conditions with respect to obligations of Buyer and Merger Sub under this Agreement set forth in Sections 6.1 and 6.2 have been satisfied;

(iii)       a certificate duly executed by the Secretary of the Company, reasonably satisfactory to Buyer, certifying that (A) the Company Organizational Documents are in full force and effect as of the Closing, with copies of such Company Organizational Documents attached thereto, (B) attached thereto are true and complete copies of (I) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (II) resolutions of the Company Stockholders approving the Merger and the other transactions contemplated hereby and thereby and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Merger and the other transactions contemplated hereby and thereby;

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(iv)       a certificate duly executed by the Secretary of the Company, reasonably satisfactory to Buyer, certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder;

(v)       a good standing certificate for the Company issued by the Secretary of State of the State of Delaware, dated no earlier than two (2) Business Days prior to the Closing Date;

(vi)       the Closing Statement contemplated by Section 2.11(a);

(vii)       certificate and notice, duly executed by an executive officer of the Company and meeting the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, certifying that interests in the Company, including the Company Common Shares, do not constitute “United States real property interests” under Section 897(c) of the Code;

(viii)       the resignations required pursuant to Section 5.10;

(ix)       evidence reasonably satisfactory to Buyer of termination of certain agreements pursuant to Section 5.18(c);

(x)       written agreements satisfactory to Buyer and executed by each Key Employee, (A) waiving any and all severance, change in control or other payments by the Company (or any of its Affiliates) that such Key Employees are or may be entitled to in connection with the Transactions under their respective employment agreements or other arrangements with the Company (or any of its Affiliates) and (B) releasing the Company, Buyer, Merger Sub, the Surviving Corporation and their respective Affiliates from any and all claims with respect thereto in perpetuity;

(xi)       the Consents of third parties listed on Section 3.5 of the Company Disclosure Schedules; and

(xii)       such other certificates or other documents reasonably requested by Buyer and necessary to effectuate and consummate the transactions contemplated by this Agreement and the Buyer Public Offering.

(b)           Buyer’s Closing Deliveries. Buyer shall deliver, or cause to be delivered, to the Company (or such other Person as may be specified herein):

(i)       the Escrow Agreement duly executed by Buyer;

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(ii)       a certificate duly executed by an executive officer of Buyer, reasonably satisfactory to the Company, certifying that the conditions with respect to the Company’s obligations under this Agreement set forth in Sections 7.1 and 7.2 have been satisfied;

(iii)       a certificate duly executed by the Secretary of Buyer, reasonably satisfactory to the Company, certifying that (A) the organizational documents of Buyer are in full force and effect as of the Closing, with certified copies of such organizational documents attached thereto, (B) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Merger and the other transactions contemplated hereby and thereby;

(iv)       a certificate duly executed by the Secretary of Buyer, reasonably satisfactory to the Company, certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder;

(v)       a good standing certificate for Buyer issued by the Secretary of State of the State of Delaware, dated no earlier than two (2) Business Days prior to the Closing Date; and

(vi)       such other certificates or other documents reasonably requested by the Company and necessary to effectuate and consummate the Transactions.

2.4           Effective Time. Subject to the terms and conditions set forth in this Agreement, in connection with the Closing, the Company, Merger Sub and Buyer shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with applicable provisions of the DGCL and shall make all other filings or recordings as required under the DGCL. The Merger shall become effective at the time that the filing of the Certificate of Merger is accepted by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.5           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at and after the Effective Time, all the property, rights, privileges, franchises, licenses, powers and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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2.6           Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, and (b) the bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, in each case, until thereafter amended in accordance with applicable Law and the terms of the certificate of incorporation and bylaws of the Surviving Corporation.

2.7           Directors and Officers. At the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.8           Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of the following securities:

(a)           Common Stock. Each Company Common Share issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares, if any) shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest, and subject to and in accordance with the terms of this Agreement) the Common Per Share Consideration comprising (i) an amount in cash equal to the Common Per Share Cash Consideration plus (ii) a number of Buyer Common Shares equal to the Common Per Share Stock Consideration, and all Company Common Shares, if any, owned by the Company or any of its direct or indirect Subsidiaries shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(b)           Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation, and thereupon each certificate evidencing ownership of shares of common stock of Merger Sub shall thereafter be deemed for all purposes to represent ownership of an equivalent number of shares of common stock of the Surviving Corporation.

2.9           Treatment of Company Restricted Shares and Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of the following securities:

(a)           Company Restricted Shares. Each Company Restricted Share outstanding immediately prior to the Effective Time, whether or not then vested, shall fully vest in accordance with their terms and each shall be treated as an outstanding Company Common Share for purposes of Section 2.8.

(b)           Company Options. No Company Option, whether or not then vested or exercisable, shall be assumed or substituted by Buyer in connection with the Merger. The Company Incentive Plans and each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled, terminated and extinguished as of the Effective Time.

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2.10         Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Company Common Shares in accordance with Section 262 of the DGCL (such Company Common Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Company Common Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but shall be canceled and shall cease to exist and shall instead represent the right only to such rights as are granted by the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.8, without interest thereon. The Company shall provide Buyer prompt written notice of any demands received by the Company for appraisal of Company Common Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.11         Closing Statement.

(a)           No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate executed by the chief financial officer of the Company, together with reasonable supporting detail (the “Closing Statement”), setting forth the Company’s good faith calculation and determination of the following:

(i)       the Closing Purchase Price and each component thereof, including the (A) Estimated Closing Indebtedness, (B) Estimated Closing Net Working Capital, and (C) Estimated Transaction Expenses as of the Effective Time;

(ii)       the Common Per Share Consideration, the Common Per Share Cash Consideration and the Common Per Share Stock Consideration;

(iii)       the aggregate Cash Merger Consideration and Stock Merger Consideration each Company Stockholder is eligible to receive at the Closing;

(iv)       each Company Stockholder’s Pro Rata Portion of the Escrow Amount; and

(v)       each Company Stockholder’s Pro Rata Portion for purposes of any payments to be made pursuant to Section 2.16(d)(i) and, if applicable, Section 2.17.

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(b)           The information contained in the Closing Statement shall be based on the balance sheet of the Company prepared as of the Closing Date in accordance with GAAP applied consistently with those principles, policies, methodologies and assumptions used in the preparation of the Company’s audited consolidated balance sheet as of December 31, 2016 (the “Applicable Accounting Principles”), and the calculations and allocations relating to the Merger Consideration contained in the Closing Statement shall be prepared in a manner consistent with the Company Organizational Documents. The amount of Cash Merger Consideration that each Company Stockholder is entitled to receive shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all issued and outstanding Company Common Shares held by such Company Stockholder. No fractional Buyer Common Shares shall be issued, and no cash payment in lieu of any fractional share shall be paid to any Company Stockholder in connection with the Merger. Any fraction of a Buyer Common Share shall be rounded down to the nearest whole number. The Company agrees that, subject to Sections 2.11(c) and 2.16, Buyer may conclusively and absolutely rely, without inquiry, upon the information contained in the Closing Statement for purposes of payment of the Merger Consideration pursuant to this ARTICLE II. For illustrative purposes only, Section 2.11(b) of the Company Disclosure Schedules sets forth a sample Closing Statement based upon the assumption that the Closing Date is June 30, 2017 and the other assumptions stated therein.

(c)           After the delivery of the Closing Statement, the Company shall make its Representatives reasonably available to Buyer to discuss the Closing Statement and related supporting documentation described above during normal business hours. In the event Buyer notifies the Company prior to the Closing that it disputes any amount set forth in the Closing Statement, the Company shall correct any manifest computational error in the Closing Statement and shall cooperate with Buyer in good faith to resolve any such dispute as promptly as practicable prior to the Closing; provided, that the Closing shall not be delayed in the event of any such dispute and the Closing Statement as delivered by the Company shall be the basis for payments required at the Closing with respect to any such dispute that is not resolved. No failure by Buyer to dispute any portion of the Closing Statement prior to the Closing shall be considered agreement with the relevant amount set forth therein for purposes of preparing the Final Closing Statement or any component thereof.

2.12         Funding of Escrow Amount.

(a)           Prior to the Closing, Buyer, the Stockholders’ Agent and the Escrow Agent shall enter into an escrow agreement to provide for the escrow and distribution of the Cash Merger Consideration as set forth in this Agreement, which shall be in a form reasonably acceptable to the parties thereto and contain certain provisions typical and customary for escrow agreements with respect to similar transactions (the “Escrow Agreement”).

(b)           The Cash Merger Consideration payable to each Company Stockholder as set forth in the Closing Statement shall be reduced by such Company Stockholder’s Pro Rata Portion of the Escrow Amount.

(c)           At the Closing, Buyer shall transfer and deposit, or cause to be transferred and deposited, with the Escrow Agent the following:

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(i)       the Purchase Price Adjustment Escrow Amount to be held for the purpose of securing the obligations set forth in Section 2.16(d)(i);

(ii)       the Stockholders’ Agent Expense Amount to be held for the purpose of funding any expenses incurred by the Stockholders’ Agent in connection with the administration of Stockholders’ Agent’s duties and the fulfillment of its obligations under this Agreement after the Effective Time.

2.13         Surrender and Payment.

(a)           Paying Agent. Prior to the Effective Time, Buyer shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the paying agent in the Merger.

(b)           Delivery of Cash Merger Consideration. At or prior to the Effective Time, Buyer shall deliver, or cause to be delivered, to the Paying Agent by wire transfer in immediately available funds in an amount sufficient to permit the payment of the Cash Merger Consideration for the benefit from and after the Effective Time of the Persons that are Company Stockholders immediately prior to the Effective Time less the Escrow Amount (which shall be transferred to the Escrow Agent by Buyer pursuant to Section 2.12(c)).

(c)           Issuance and Delivery of Stock Merger Consideration. All Buyer Common Shares to be issued as part of the Stock Merger Consideration pursuant to Section 2.8 shall be delivered in book-entry form unless otherwise agreed to by Buyer and the recipient thereof, and such issuance and transfer of ownership of such Buyer Common Shares shall be evidenced by delivery of such shares to the applicable holder by way of book-entry transfer recorded in the stock register of Buyer.

(d)           Certificate; Book-Entry Share. At the Effective Time, all Company Common Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of (i) a certificate that immediately prior to the Effective Time represented any outstanding Company Common Shares (each, a “Certificate”) or (ii) book-entry share registered in the stock register of the Company (a “Book-Entry Share”) shall cease to have any rights as Company Stockholder other than as set forth herein.

(e)           Exchange Procedures.

(i)       As soon as reasonably practicable after the Effective Time, Buyer or Paying Agent, as applicable, shall mail or otherwise deliver to each holder of record of a Certificate or Book-Entry Share (A) a letter of transmittal substantially in the form attached hereto as Exhibit B (the “Letter of Transmittal”), (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable portion of Merger Consideration pursuant to Section 2.8, and (C) any other customary documents as may reasonably be required pursuant to such instructions.

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(ii)       Buyer shall, or shall cause the Paying Agent to, no later than the later of the Closing Date or three (3) Business Days after receipt of a Certificate or Book-Entry Share, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Paying Agent may reasonably require in connection therewith, (A) pay to the holder of such Certificate or Book-Entry Share the applicable portion of Cash Merger Consideration in accordance with Sections 2.8 and 2.12(a) and (B) issue to the holder of such Certificate or Book-Entry Share the applicable portion of the Stock Merger Consideration in accordance with to Section 2.8, in each case, with respect to such Certificate or Book-Entry Share so surrendered and the Certificate or Book-Entry Share shall forthwith be cancelled.

(iii)       No interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any Certificate or Book-Entry Share. Until so surrendered, each outstanding Certificate or Book-Entry Share that prior to the Effective Time represented Company Common Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.8. If any Certificate or Book-Entry Share is presented to the Paying Agent after the Effective Time, it shall be cancelled and exchanged as provided in this Section 2.13(e).

(f)            Payment to Other Persons. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition to such payment that (i) such Certificate or Book-Entry Share shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Paying Agent any Transfer Tax or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(g)           Unclaimed Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the Company Stockholders six (6) months after the Effective Time shall be returned to Buyer, upon demand, and any such Company Stockholder who has not exchanged Certificates or Book-Entry Shares for the applicable portion of Merger Consideration in accordance with this Section 2.13 prior to that time shall thereafter look only to Buyer for payment of the applicable Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Certificates or Book-Entry Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Company Stockholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

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(h)           No Further Ownership Rights in Company Common Shares. The applicable portion of the Merger Consideration payable upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares formerly represented by such Certificates or Book-Entry Shares, subject to the right to receive distributions of the Escrow Funds pursuant to the terms of this Agreement and the Escrow Agreement. As of the Effective Time, there shall be no further registration of transfer of Company Common Shares on the stock register of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Share are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(i)            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration to be paid in respect of the Company Common Shares formerly represented by such Certificate as contemplated under this ARTICLE II.

(j)            Investment of Funds. The Paying Agent may invest any funds held by it for purposes of this ARTICLE II as directed by Buyer; provided, that following any loss thereon Buyer immediately shall deposit funds with the Paying Agent equal to the amount of such loss. Buyer shall be entitled to retain any investment income received from any such funds.

2.14         Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

2.15         Withholding Rights. In the event Paying Agent, Buyer, Merger Sub or the Surviving Corporation reasonably determines that amounts are required to be deducted or withheld from any payments under applicable Tax Law, Paying Agent, Buyer, Merger Sub, or the Surviving Corporation, as applicable, shall notify the Company and the Stockholders’ Agent of such potential withholding five (5) Business Days prior to the Closing, which notice shall include the amount and the reason for such withholding. After such notice, each of the Paying Agent, Buyer, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law, including United States federal, state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Paying Agent, Buyer, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Buyer, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding. Paying Agent, Buyer, Merger Sub, or the Surviving Corporation, as applicable, shall reasonably cooperate with the Company and the Stockholders’ Agent in mitigating any such withholding or obtaining a refund of any amounts withheld and paid over to any applicable Tax Authority pursuant to this Section 2.15, to the extent permitted by applicable Law.

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2.16         Purchase Price Adjustment.

(a)           Final Closing Statement. As soon as practicable, but in any event no later than sixty (60) days, after the Closing Date, Buyer shall deliver to the Stockholders’ Agent a statement, together with reasonable supporting detail (the “Final Closing Statement”), setting forth Buyer’s good faith calculation of the Final Purchase Price and the components thereof, including (i) Closing Indebtedness, (ii) Closing Net Working Capital, and (iii) Transaction Expenses. The Final Closing Statement shall be prepared in accordance with the Applicable Accounting Principles. For purposes of complying with the terms of this Section 2.16, after the delivery of the Final Closing Statement, Buyer and the Surviving Corporation shall make their respective Representatives reasonably available to the Stockholders’ Agent to discuss the Final Closing Statement and related supporting documentation described above during normal business hours.

(b)           Final Closing Statement Review. If the Stockholders’ Agent disagrees with Buyer’s calculation of any item in the Final Closing Statement delivered pursuant to Section 2.16(a), the Stockholders’ Agent may, within thirty (30) days after delivery thereof, deliver a notice to Buyer setting forth its disagreement with such calculation together with the Stockholders’ Agent’s calculations in reasonable detail and its grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which the Stockholders’ Agent disagrees, and the Stockholders’ Agent shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement delivered pursuant to Section 2.16(a). If a notice of disagreement shall be duly delivered pursuant to this Section 2.16(b), Buyer and the Stockholders’ Agent shall, during the thirty (30) days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the notice of disagreement.

(c)           Final Closing Statement Dispute Resolution. If Buyer and the Stockholders’ Agent are unable to reach such agreement during such period, then such disputes shall be referred to a firm of independent accountants of nationally recognized standing reasonably satisfactory to Buyer and the Stockholders’ Agent (the “Accountant”); provided, that if Buyer and the Stockholders’ Agent cannot agree on such Accountant within ten (10) Business Days, each shall select an independent accountant of nationally recognized standing, which in turn shall mutually select a firm of independent accountants of nationally recognized standing that shall be deemed the “Accountant” for purposes hereof. In resolving such dispute, the Accountant shall consider only those items or amounts in the Final Closing Statement as to which the Stockholders’ Agent has disagreed in the notice delivered to Buyer pursuant to Section 2.16(b). The Accountant shall be instructed by Buyer and the Stockholders’ Agent to use its best efforts to deliver to Buyer and the Stockholders’ Agent, as promptly as practicable, in any event no more than thirty (30) days after referral, a report setting forth its determination of such dispute. Such report shall be final and binding upon the Parties, absent manifest computational error. The Stockholders’ Agent and Buyer shall, and shall cause their respective Representatives to, cooperate and assist in such review conducted by the Accountant, including making available books, records and personnel. The fees and expenses of the Accountant shall be paid by the Stockholders’ Agent on behalf of the Company Stockholders (through payment from the Stockholders’ Agent Expense Fund), on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholders’ Agent or Buyer, respectively, bears to the aggregate amount actually contested by the Stockholders’ Agent and Buyer.

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(d)           Post-Closing Adjustment.

(i)       If the Closing Purchase Price is greater than the Final Purchase Price (such difference, the “Post-Closing Adjustment Shortfall Amount”), then Buyer and the Stockholders’ Agent shall, within three (3) Business Days of the determination of the Final Purchase Price in accordance with this Section 2.16, jointly instruct the Escrow Agent to pay the Post-Closing Adjustment Shortfall Amount to Buyer out of the Purchase Price Adjustment Escrow Fund by wire transfer in immediately available funds. If the amount of funds in the Purchase Price Adjustment Escrow Fund exceeds the Post-Closing Adjustment Shortfall Amount, then Buyer and the Stockholders’ Agent shall also jointly instruct the Escrow Agent to, after paying the Post-Closing Adjustment Shortfall Amount to Buyer, pay to each Company Stockholder its Pro Rata Portion of the remaining amount of funds in the Purchase Price Adjustment Escrow Fund. If the Purchase Price Adjustment Escrow Fund is insufficient to cover the Post-Closing Adjustment Shortfall Amount, then Buyer and the Stockholders’ Agent shall jointly instruct the Escrow Agent to distribute the entire Purchase Price Adjustment Escrow Fund to Buyer as provided above.

(ii)       If the Final Purchase Price is greater than the Closing Purchase Price (such excess amount, the “Post-Closing Adjustment Excess Amount”), then the Company Stockholders shall be entitled to receive such excess amount, and Buyer shall, within five (5) Business Days of the determination of the Final Purchase Price in accordance with this Section 2.16, pay to the Paying Agent an amount equal to the Post-Closing Adjustment Excess Amount which shall be distributed to the Company Stockholders as Merger Consideration in accordance with Section 2.8. Notwithstanding the foregoing, any Post-Closing Adjustment Excess Amount shall be payable in cash and Buyer Common Shares in proportion to the total Cash Merger Consideration and the total Stock Merger Consideration; provided, that the portion of the Additional Consideration payable in Buyer Common Shares shall be calculated based on the Buyer Average Stock Price as of the date of such payment. Concurrently with the payment of the Post-Closing Adjustment Excess Amount, Buyer and the Stockholders’ Agent shall also jointly instruct the Escrow Agent to pay to each Company Stockholder its Pro Rata Portion of the remaining amount of funds in the Purchase Price Adjustment Escrow Fund.

(e)           Payment of Post-Closing Adjustment. Any payment required pursuant to Section 2.16(d)(i) shall be made as soon as practicable, and in any case within five (5) Business Days, after the party or parties required to make such payment receives payment instructions from the other party. If any payment is not made on or prior to such date, such unpaid amount shall thereafter bear interest at the prime rate as published in the Wall Street Journal Table of Money Rates on such date and the non-paying party or parties shall reimburse the other party for the reasonable costs and expenses actually incurred in connection with the collection of such amounts.

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2.17         Additional Consideration. Each Company Stockholder shall be entitled to receive Additional Consideration pursuant to the terms and conditions set forth below:

(a)           If, during the 10-year period following the Agreement Date, Buyer or the Surviving Corporation receives the Patent Award, then Buyer shall pay, or shall cause to be paid, to each Person that is a Company Stockholder immediately prior to the Effective Time its Pro Rata Portion of the Additional Consideration in accordance with this Section.

(b)           The Additional Consideration shall be payable in cash and Buyer Common Shares in proportion to the total Cash Merger Consideration and the total Stock Merger Consideration; provided, that the portion of the Additional Consideration payable in Buyer Common Shares shall be calculated based on the Buyer Average Stock Price as of the date of such payment. If the Buyer is unable to pay any portion of the Additional Consideration to the applicable Company Stockholders for any reason for a period of six (6) months after such date, Buyer shall be entitled to retain such unpaid portion of the Additional Consideration, subject to applicable abandoned property, escheat or similar Laws.

(c)           Buyer’s obligation to pay the Additional Consideration is expressly conditioned upon the Company’s actual receipt of the Patent Award within the period described in Section 2.17(a). For the avoidance of doubt, if Buyer or the Surviving Company (i) fails to receive the Patent Award, whether within such period or at any time thereafter, or (ii) receives the Patent Award after the period described in Section 2.17(a), then Buyer shall have no obligation hereunder to pay to any Person any portion of the Patent Award, if any, as Additional Consideration and shall be entitled to retain the full amount of the Patent Award, if any.

(d)           The parties hereto acknowledge and agree that (i) the contingent rights to receive any Additional Consideration shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of law, and do not constitute an equity or ownership interest in Buyer, (ii) the Company Stockholders shall not have any rights as a securityholder of Buyer as a result of their respective contingent right to receive any Additional Consideration hereunder, and (iii) no interest is payable with respect to any Additional Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding section of the Company Disclosure Schedules and (b) as disclosed in the Company SEC Documents that were publicly available on the website of the SEC at least two (2) Business Days prior to the Agreement Date, solely to the extent it is reasonably apparent from the face of such disclosure that such disclosure would qualify the applicable representations and warranties contained herein, and other than disclosures in the “Risk Factors” sections of any such Company SEC Documents and any other disclosures included in such Company SEC Documents that are predictive or forward-looking in nature, the Company hereby represents and warrants to Buyer, as of the Agreement Date and as of the Closing, as follows:

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3.1           Organization, Standing, Minute Books, etc. Each of the Company and its Subsidiaries is validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own or lease its assets and to carry on its business as described in the Company SEC Documents. Each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so licensed or qualified in any such jurisdiction would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. The Company has made available to Buyer complete and correct copies of the Company Organizational Documents and the certificate of incorporation, bylaws or similar organizational documents, each as amended to date, of the Company’s Subsidiaries, and all such documents are in full force and effect. Except as set forth in Section 3.1 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Organizational Documents, its certificate of incorporation, bylaws or similar organizational documents, as applicable.

3.2           Subsidiaries. Section 3.2 of the Company Disclosure Schedules correctly lists each Subsidiary of the Company setting forth (a) its name, (b) the jurisdiction of its organization, (c) the percentage of its issued and outstanding equity interests owned by the Company or by another Subsidiary of the Company, and (d) the percentage of its issued and outstanding equity interests owned by any other Person. All of the outstanding equity interests of each Subsidiary of the Company are validly issued and fully paid and nonassessable, and all interests in each Subsidiary of the Company that are owned by the Company or by another Subsidiary of the Company are so owned beneficially and of record by the Company or by such other Subsidiary free and clear of any Liens (other than Liens described under clauses (h) and (i) of the definition of Permitted Encumbrances). The Company does not own, directly or indirectly, any stock, partnership interest, joint venture or other equity investment or interest in any other Person other than the Subsidiaries and other investments set forth on Section 3.2 of the Company Disclosure Schedules.

3.3           Authorization and Enforceability. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, the Company’s performance of its obligations hereunder and thereunder, and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of the Company. The Company Board has (a) adopted a resolution approving this Agreement and declaring its advisability, (b) determined that in its opinion the Merger is advisable and in the best interests of the Company Stockholders, and (c) resolved to recommend that the Company Stockholders adopt this Agreement (the “Company Recommendation”). Upon execution and delivery of the Written Consent, the Company will have obtained the necessary consent and approval of this Agreement from the Company Stockholders as required by the Company Organizational Documents and applicable Laws, and no additional Consent will be required from any Company Stockholder. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and conditions, except as may be limited by the Bankruptcy and Equity Exception. The Company Board has taken all action so that Buyer will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the Transactions in the manner contemplated hereby.

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3.4           Noncontravention. The execution and delivery of this Agreement and the other Transaction Documents by the Company, the Company’s performance hereunder and thereunder, and the consummation of the Transactions do not and will not (a) conflict with, violate or result in a breach of any provision of the Company Organizational Documents or the certificate of incorporation, bylaws or similar organizational documents of any of the Company’s Subsidiaries, (b) except as set forth in Section 3.4 of the Company Disclosure Schedules, violate or constitute a breach of or default (with notice or lapse of time, or both), permit termination, modification or acceleration, or cause the forfeiture of any right, under any provision of any Company Contract, (c) assuming compliance with the matters referred to in Section 3.5, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any Order of any Governmental Authority by which the Company or any of its Subsidiaries is bound, or by which any of their respective properties or assets are bound or affected, or (d) result in the creation of, or require the creation of, any Lien upon any property or assets of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), for any such items that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

3.5           Consents and Governmental Approvals. Other than as set forth in Section 3.5 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and the other Transaction Documents, the Company’s performance hereunder and thereunder, and the consummation of the Transactions do not require (a) any notice or Consent under any Company Contract, except where failures to obtain such Consents would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, or (b) any Governmental Approval, except (i) the filing with the SEC of (A) an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act (the “Information Statement”) and of a registration statement on Form S-4 pursuant to which the issuance of the Buyer Common Shares to the Company Stockholders will be registered pursuant to the Securities Act and in which the Information Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the Transactions, (ii) as may be required under the rules and regulations of the Stock Exchange, (iii) the filing of the Certificate of Merger, and (iv) where failures to obtain such Governmental Approval would not, individually or in the aggregate, reasonably be expected to be material to the Company’s ability to consummate the Transactions.

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3.6           Capitalization.

(a)           Section 3.6(a) of the Company Disclosure Schedules sets forth (i) the authorized shares of capital stock of the Company, the number of shares of each class or series of capital stock issued and outstanding and the number of the Company Common Shares reserved for issuance in connection with the Company Incentive Plan or any other employee stock option, benefit and dividend reinvestment plans, and (ii) all options, warrants, rights to subscribe to, contracts, undertakings, arrangements and commitments to issue which may result in the issuance of equity securities of the Company (other than this Agreement and the Company Certificate of Incorporation), in each case, setting forth the identity of the holder thereof, the exercise or similar price and the date of expiration or termination thereof.

(b)           The Company Common Shares constitute all of the issued and outstanding shares of capital stock of the Company. There are no issued and outstanding Company Preferred Shares. All of the issued and outstanding Company Common Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are free and clear of any Liens (other than Liens described under clauses (h) and (i) of the definition of Permitted Encumbrances), and (iii) are not subject to preemptive rights or rights of first refusal created by statute, the Company Organizational Documents or any Contract to which the Company is a party.

(c)           Except as set forth in Sections 3.2, 3.6(a) and 3.6(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any outstanding (i) shares of capital stock or other voting or equity interests, (ii) securities convertible into, or exchangeable or exercisable for, shares of capital stock of or other voting or equity interests, (iii) options, warrants or other rights or agreements, commitments or understandings of any kind to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, acquire, transfer or sell, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, (iv) obligations of the Company or any of its Subsidiaries to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries, (v) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of its Subsidiaries, (vi) contractual obligations or commitments of any character requiring the registration for sale of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, or (vii) obligations of any kind with respect to any phantom stock rights, phantom stock appreciation rights or other phantom equity interest related to the capital stock of the Company or any of its Subsidiaries (all such securities and claims or interests with respect to the equity securities of the Company, the “Company Securities”). Other than this Agreement, none of the Company or any of its Subsidiaries is party to and there is not any Contract, right of first refusal, right of first offer, preemptive right, co-sale right, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not the Company or any of its Subsidiaries, as applicable, is a party thereto, with respect to the purchase, sale, redemption or voting of any shares of capital stock or other equity ownership interests of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for any shares of capital stock or other equity ownership interests of the Company or any of its Subsidiaries. No issued and outstanding Company Securities were issued in violation of any applicable Law other than de minimis violations, if any. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Pursuant to the Company Incentive Plans and the operative provisions hereof and thereof, all Company Options will terminate as of the Effective Time and be of no further force or effect.

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3.7           Company SEC Documents; Financial Information.

(a)           The Company has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 2016 (collectively, and together with all documents filed or furnished by the Company with the SEC, including all exhibits and schedules thereto and documents incorporated by reference therein, as they may have been supplemented, modified or amended since the time of filing through the Closing Date, the “Company SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 3.7(a) of the Company Disclosure Schedules, as of their respective dates, each of the Company SEC Documents, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder applicable to the Company SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) Section 906 of the Sarbanes-Oxley Act relating to the Company SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

(b)           All of the financial statements included in the Company SEC Documents, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Company Financial Statements”), have been prepared in conformity with GAAP, applied on a consistent basis during the periods involved, subject to such exceptions as may be indicated in the notes thereto. The Company Financial Statements present fairly in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the dates thereof, and the related statements of income, changes in equity and cash flows present fairly in all material respects the income, changes in equity and cash flows for the periods then ended (except, in each case, as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end adjustments and the absence of footnotes otherwise required by GAAP).

(c)           The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Except as set forth in Section 3.7(c) of the Company Disclosure Schedules, the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 15a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 15a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

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(d)           Since January 1, 2016, neither the Company, any of its Subsidiaries nor any of their respective directors, officers, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current attorney representing the Company or any of its Subsidiaries, or any attorney representing the Company or any of its Subsidiaries since January 1, 2016, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to the Company Board or any committee thereof or to any current director or executive officer of the Company.

3.8           Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or the Information Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Information Statement, at the time the Information Statement is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4, at the time it becomes effective under the Securities Act, and the Information Statement, at the time it is first mailed to the Company Stockholders, will (with respect to the Company, its officers and directors and the Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Information Statement that were not supplied by or on behalf of the Company, its Subsidiaries or any of their respective Representatives.

3.9           Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities (whether or not the subject of any other representation or warranty hereunder), except for Liabilities (a) reflected or reserved for on the Company Financial Statements as of, and for the six-month period ended on the Recent Balance Sheet Date, (b) that may have arisen in the Ordinary Course of Company Business since the Recent Balance Sheet Date, (c) as reflected in the Company SEC Documents, (d) set forth in Section 3.9 of the Company Disclosure Schedules or (e) which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries.

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3.10         Absence of Certain Changes or Events.

(a)           Since the Recent Balance Sheet Date through the Agreement Date, and except as set forth in the Company SEC Documents, (i) the Company and its Subsidiaries have conducted the Company Business in the Ordinary Course of Company Business and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the Agreement Date through the Closing without Buyer’s consent, would constitute a breach of Section 5.2(b).

(b)           Since the Recent Balance Sheet Date, there has not been any Company Material Adverse Effect or any change, effect, event, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

3.11         Tax Matters. Except as set forth on Section 3.11 of the Company Disclosure Schedules:

(a)           Since January 1, 2014, the Company and each of its Subsidiaries has (i) duly filed, or caused to be duly filed, all material Tax Returns that it was required to file pursuant to applicable Law (taking into account any extensions of time with which to file such Tax Returns), and (ii) paid or caused to be paid all material Taxes due and payable, whether or not shown as due on any Tax Return (other than such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP).

(b)           No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed, in each case, in writing by any Tax Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which the Company has established an adequate reserve on the Company Financial Statements in accordance with GAAP. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, except with respect to any automatic extension of time to file any Tax Return (including any request for such extension).

(c)           There is no material claim, audit, action, suit, proceeding or investigation now pending or, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax. Neither the Company nor any of its Subsidiaries has received from any U.S. federal, state, local or non-U.S. Tax Authority (including jurisdictions where Company or its Subsidiaries have not filed Tax Returns) any unresolved (i) written notice indicating an intent to open an audit or other review or (ii) written request for information related to Tax matters.

(d)           The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Tax Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any Company Employee, independent contractor, creditor, stockholder, vendor or other Person.

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(e)            There are no Liens for Taxes on any of the assets of the Company or its Subsidiaries other than Permitted Encumbrances.

(f)            No written claim has been made in the past five (5) years by any Tax Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g)           The Company has not requested or received any private letter ruling from the Internal Revenue Service or comparable rulings with respect to any Tax from any Tax Authority.

(h)           The Company has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which was the Company). The Company has no material liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by Contract or otherwise. The Company is not a party to any Tax Sharing Agreement.

(i)            The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws for any Post-Closing Tax Period by reason of a change in accounting method or otherwise for a Pre-Closing Tax Period. The Company will not be required to include in income, or exclude any material item of deduction from, material income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, or (iv) installment sale, open transaction or prepaid amount made or received on or prior to the Closing Date.

(j)            Neither the Company nor any Affiliate thereof has taken or agreed to take any action, or failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.12         Property.

(a)           Section 3.12(a) of the Company Disclosure Schedules sets forth a list of all real property and interests in real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”). Neither the Company nor any its Subsidiaries own any real property other than the Company Owned Real Property. All of the Company Owned Real Property is owned by the Company or a Subsidiary of the Company in fee simple free and clear of all Liens other than Permitted Encumbrances.

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(b)           Section 3.12(b) of the Company Disclosure Schedules sets forth a list of all real property and interests in real property leased or subleased, or otherwise used or occupied, by the Company or any of its Subsidiaries (the “Company Leased Real Property” and any leases, subleases and other material agreements in respect thereof, the “Company Real Property Leases”). Each Company Real Property Lease is valid, binding and in full force and effect (except as may be limited by the Bankruptcy and Equity Exception) and the Company or its Subsidiaries, as applicable, have good and valid leasehold interests in each such Company Leased Real Property free and clear of all Liens other than Permitted Encumbrances. Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, there is not, under any Company Real Property Lease, any monetary default or material non-monetary default (or event or condition which, with notice or lapse of time or both, would constitute such a default) by the Company or its Subsidiaries, as applicable, or to the Company’s Knowledge by any other party to any such Company Real Property Lease. The Company has disclosed in the Company Data Room true, correct and complete copies of all Company Real Property Leases.

(c)           The material personal property owned, leased and licensed by the Company or any of its Subsidiaries (the “Company Personal Property”) and the Company Real Property include (i) all the properties and assets reflected in the Company Financial Statements and (ii) all the properties and assets purchased by the Company or any of its Subsidiaries since the Recent Balance Sheet Date, except for such properties or assets sold, used up or disposed in the Ordinary Course of Company Business. The properties and assets owned, leased or licensed by the Company or any of its Subsidiaries include all properties and assets used in the Company Business. The offices and other structures of the Company and its Subsidiaries and the Company Personal Property are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put. Except as set forth in Section 3.12(c) of the Company Disclosure Schedules, the interests of the Company and its Subsidiaries in the Company Real Property and the Company Personal Property are free and clear of all Liens, except for Permitted Encumbrances.

3.13         Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedules, there is no action, suit or Proceeding pending against or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries, before or by any court or arbitrator or any governmental body, agency or official, which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries or the Company’s ability to consummate the Transactions.

3.14         Insurance. Section 3.14 of the Company Disclosure Schedules lists the insurance policies that are maintained by the Company and its Subsidiaries as of the Agreement Date (the “Company Insurance Policies”). All the Company Insurance Policies are in full force and effect and are of the type and in amounts customarily carried by Persons conducting businesses similar to the Company in the jurisdictions in which it conducts business. None of the Company or any of its Subsidiaries is in default with respect to the payment of any premiums under any Company Insurance Policy in any respect which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

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3.15         Compliance with Laws.

(a)           Neither the Company nor any of its Subsidiaries is, or during the past three (3) years has been, in violation of any Law or Order of any Governmental Authority applicable to it or to the conduct or operation of the Company Business or the ownership or use of any of the Company’s or any of its Subsidiaries’ properties or assets, except for such violations as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

(b)          None of the Company, its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries or any stockholder acting on behalf of it or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, to the extent applicable, or any other similar and applicable anti-corruption or anti-bribery Law, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment in violation of any applicable Law.

(c)           The business of the Company and its Subsidiaries is currently, and during the past three (3) years has been, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all applicable money laundering statutes of all jurisdictions in which such compliance is required, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Anti- Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing.

(d)           None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee of the Company or any of its Subsidiaries is currently the target of any United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

3.16         Takeover Statute. Neither Section 203 of the DGCL nor any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is applicable to the Company, the Company Common Shares, the Merger or the other Transactions. The Company does not have in effect any “poison pill” or stockholder rights plan.

3.17         [Intentionally omitted].

3.18         Labor and Employee Matters; Employment Law Compliance.

(a)           Section 3.18(a) of the Company Disclosure Schedules sets forth a list of full-time employees and part-time employees as of the most recent payroll period ending not less than three (3) Business Days prior to the Agreement Date that the Company or any of its Subsidiaries employs as of such date and a list of individual consultants or independent contractors whom the Company or any of its Subsidiaries engages as of such date.

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(b)           None of the Company Key Employees has resigned or made known in writing his or her intention to resign.

(c)           Except as set forth on Section 3.18(c) of the Company Disclosure Schedules, (i) the Company and its Subsidiaries are, and for the last six (6) years have been, in compliance with all Laws respecting labor and employment, including employee health and safety, terms and conditions of employment, discrimination, disability rights or benefits, employee leave issues, equal opportunity, affirmative action, hiring, promotion, pay, ERISA, employee and independent contractor classification, classification as exempt from overtime laws, all other wage and hour Laws, workplace safety, workers’ compensation, unemployment insurance and employees’ rights to engage in or refrain from engaging in collective bargaining and/or other concerted activity with respect to terms and conditions of employment, except where noncompliance would not reasonably be expected to give rise to any material additional obligations or liabilities, and (ii) there is no Proceeding against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened relating to any employment-related matter or arising under any of the Laws referred to in the preceding clause (i).

(d)           Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other Contract with any labor organization, union, works council or other association, covering any Company Employee, or pursuant to which the Company or any of its Subsidiaries is required to make pension fund contributions, including a participation agreement with or concerning any employee pension or welfare benefit plan (each, a “Company Labor Agreement”). Other than as described in the Company Labor Agreements, no Company Employees of or other service providers to the Company are represented by a union, works council or a labor organization and, to the Knowledge of the Company, there are no activities or proceedings of any union or other labor organization to organize or become the collective bargaining representative of any Company Employees not already covered by a Company Labor Agreement or replace any existing collective bargaining representative. The Company has made available to Buyer in the Company Data Room copies of each Company Labor Agreement, any amendments, side letters, memoranda of understanding or addendums thereto and any arbitration awards and grievance settlements that are effective as to the interpretation and enforcement of any Company Labor Agreement.

(e)           In the last five (5) years, neither the Company nor any of its Subsidiaries (i) has had any unfair labor practice charge filed or complaint issued against it pending, or to the Knowledge of the Company threatened, before any court or arbitrator, or Governmental Authority, including the National Labor Relations Board or the U.S. Department of Labor (or any similar state, local or foreign Governmental Authority), that remains unresolved, (ii) experienced, or received any threat of, any strike, labor disturbance or work stoppage by or affecting Company Employees, or (iii) to the Knowledge of the Company, has currently pending against it any material, unresolved grievance filed by or on behalf of a Company Employee not any labor organization, union or association representing or seeking to represent any such Company Employee.

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3.19         Employee Benefits.

(a)           Section 3.19(a) of the Company Disclosure Schedules contains a complete and accurate list of each Company Benefit Plan.

(i)       All Company Benefit Plans have been operated and administered in accordance with their terms and applicable Law (including ERISA and the Code) in all material respects, and each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received an opinion or determination letter from the U.S. Internal Revenue Service or is in the form of a prototype or volume submitter plan that has received a favorable opinion letter from the Internal Revenue Service, and no circumstances exist, to the Knowledge of the Company, which would reasonably be expected to result in disqualification. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Company Benefit Plans have been timely filed or delivered.

(ii)       With respect to each Company Benefit Plan, the Company has delivered or made available to Buyer correct and complete copies of, if applicable (i) all documents embodying or governing such Company Benefit Plan and any trust agreement, insurance policy, adoption agreement, participation agreement, or award agreement entered into thereunder or related thereto, (ii) the most recent summary plan description, if applicable, (iii) the three (3) most recent annual reports, Form 5500, including all attachments thereto filed with the Internal Revenue Service, and discrimination testing results, if applicable, (iv) the most recent actuarial valuation and (v) the most recent determination or opinion letter issued by the Internal Revenue Service, if applicable.

(b)           Neither the Company nor any of its Subsidiaries or any Company ERISA Affiliate of each (i) has ever maintained any employee benefit plan, program or arrangement which has been subject to Title IV of ERISA (including any Company Multiemployer Plan or multiple employer plan) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

(c)           Section 3.19(c) of the Company Disclosure Schedules sets forth a list of all equity and equity-based compensation awards that have been issued to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries with respect to the equity interests of the Company or any of its Subsidiaries (each a “Company Equity-Based Award”), and for each Company Equity-Based Award, (i) the holder thereof, (ii) the applicable vesting schedule and the portion, if any, of the award that is vested, and (iii) the treatment of the award in connection with the consummation of the Transactions. As of the Closing, each Company Equity-Based Award shall have been cancelled and terminated subject to Section 5.20.

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(d)        Except as provided on Section 3.19(d) of the Company Disclosure Schedules, there exists no Unfunded Pension Liability with respect to any Pension Plan of the Company. With respect to each Pension Plan of the Company, (i) to the Knowledge of the Company, no condition exists that would reasonably be expected to result in any such Pension Plan being terminated, (ii) each Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code, whether or not waived, (iii) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any such Pension Plan and (iv) neither the Company nor any of its Subsidiaries have received any communication from any governmental authority which would reasonably be expected to presage a requirement for contributions or funding guaranties with respect to any such Pension Plan excess of the minimum required contribution determined under Section 430 of the Code.

(e)         Except as set forth in Section 3.19(e) of the Company Disclosure Schedules, the execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence with any additional or subsequent events) result in any payment (whether of severance pay or otherwise), acceleration of vesting, forgiveness of indebtedness, distribution, increase in benefits or obligation to fund benefits with respect to any person providing services to the Company or any of its Subsidiaries or termination or deemed termination with respect to any person providing services to the Company or any of its Subsidiaries.

(f)         Except as set forth in Section 3.19(f) of the Company Disclosure Schedules, no material payment or benefit which will be made by the Company, any of its Subsidiaries, or any of their respective Affiliates in connection with the Transactions to any person providing services to the Company or any of its Subsidiaries would reasonably be expected to result in any “parachute payment” under Section 280G of the Code.

(g)       With respect to each Company Benefit Plan which is (or but for an exemption could be) subject to Section 409A of the Code, (i) each Company Benefit Plan document complies in form with Code Section 409A, (ii) such Company Benefit Plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code and (iii) the execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence with any additional or subsequent events) result in such adverse tax consequences under either Section 409A or Section 457A of the Code.

(h)         The Company and its Subsidiaries do not have any obligation to provide health benefits to any Company Employee following termination of employment, except employee-paid continuation coverage required under Section 4980B of the Code (or equivalent state Law). ). The Company and each of its Subsidiaries and all Company ERISA Affiliates of each have at all times maintained compliance with Code Section 4980H and with all material aspects of the Affordable Care Act (“ACA”), and no circumstances of noncompliance exist that could result in the imposition of any Tax, penalty or fine.

(i)         Neither the Company nor any of its Subsidiaries is or has been in the past six (6) years subject to liability under Title I of ERISA or Section 4975 of the Code by reason of any transaction involving the assets of one or more employee benefit plans subject to Title I of ERISA or plans subject to Section 4975 of the Code.

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3.20       Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is, and for the past five (5) years has been, in compliance with all Environmental Laws, and is, and for the past five (5) years has been, in possession of and in compliance with all Company Permits required thereunder, and (b) none of the Company or any of its Subsidiaries has received any written notice, claim or other demand or inquiry from any Governmental Authority or other Person that remains outstanding, alleging that the Company or any of its Subsidiaries is in violation of or may have any liability under any Environmental Laws, and there are no events or circumstances that would reasonably be expected to result in such a notice, claim or other demand or inquiry in the future, or any liability or obligation against or affecting the Company or any of its Subsidiaries.

3.21        Material Contracts.

(a)            Section 3.21 of the Company Disclosure Schedules lists each of the following written Company Contracts (and any and all amendments or waivers thereto) of the Company and its Subsidiaries as of the Agreement Date (the “Company Material Contracts”):

(i)       all Company Contracts involving the payment or receipt of amounts by the Company or any of its Subsidiaries in excess of $50,000 in any calendar year or more than $50,000 in the aggregate over the remaining term of such Company Contract;

(ii)       all Company Contracts with third parties relating to advertising, marketing, promotion, distribution or similar services that involve the payment or receipt of amounts in excess of $50,000 in any calendar year or more than $50,000 in the aggregate over the remaining term of such Company Contract;

(iii)      all Company Intellectual Property Agreements and other Company Contracts involving the purchase, license or sublicense of any Intellectual Property, technology or related services from third parties that is material to the Company or its Subsidiaries;

(iv)       all Company Intellectual Property Agreements and other Company Contracts involving the distribution, license or sublicense of the Company’s Intellectual Property, products or services to third parties that is material to the Company or its Subsidiaries;

(v)      all Company Contracts relating to Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount as of the Agreement Date greater than $50,000;

(vi)      all Company Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

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(vii)     all joint venture, partnership or similar agreements or arrangements, including those involving a sharing of profits, losses, costs or liabilities with any third party;

(viii)    all Company Contracts that contain continuing indemnification, guarantee, earn-out or other contingent payment obligations;

(ix)      any Company Contract for the acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation), of assets or share capital or other equity interests of another Person, for a consideration in excess of $50,000;

(x)       all Company Contracts with any Governmental Authority;

(xi)       any Company Contract that will be terminated or varied upon a change of control of the Company or any of its Subsidiaries, or will subject the Company or any of its Subsidiaries’ consummation of the Transactions to the consent of any third party or any payment to any third party;

(xii)     all Company Contracts relating to the employment of, or the performance of employment-related services by, any Company Employee;

(xiii)     all Company Contracts between or among the Company or any of its Subsidiaries, on the one hand, and the Company, any of its Subsidiaries or any Company Related Party, on the other hand; and

(xiv)    all other Company Contracts, whether or not made in the Ordinary Course of Company Business, which are otherwise material to the Company and its Subsidiaries.

(b)            A true and complete copy of each Company Material Contract has been made available to Buyer. Each of the Company Material Contracts is the valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception. There is not in existence, under any Company Material Contract, any default or event of default (or event or condition which, with notice or lapse of time or both, would reasonably be expected to constitute such a default) by the Company or any of its Subsidiaries, as applicable, or, to the Knowledge of the Company, by the other parties to any such Company Material Contract. None of the Company or any of its Subsidiaries, as applicable, or, to the Knowledge of the Company, any other parties to any such Company Material Contract has provided or received any notice of any intention to terminate any such Company Material Contract.

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3.22       Licenses and Permits. Each of the Company and its Subsidiaries possesses all Governmental Approvals required to lawfully conduct its Company Business pursuant to applicable Law and to own and use its properties and assets in the manner in which such properties and assets are currently owned and used (the “Company Permits”), except where the failure to possess such Company Permit would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of the Company Permits. Each Company Permit is valid and in force and effect. No Company Permit will cease to be effective as a result of the Transactions and no suspension or cancellations of any such Company Permit is pending or, to the Knowledge of the Company, threatened.

3.23       Intellectual Property.

(a)           The Company and its Subsidiaries own or possess, or have valid and legally enforceable licenses to rightfully use, all Intellectual Property currently used or held for use by the Company or any of its Subsidiaries in connection with, or otherwise necessary to conduct, the Company Business. The Company and its Subsidiaries are the sole owners of all Company Owned Intellectual Property and hold all right, title and interest in and to all Company Owned Intellectual Property and Company Licensed Intellectual Property, free and clear of any Lien. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes all the Intellectual Property used in or necessary for the operation of the Company Business.

(b)           Except as set forth in Section 3.23(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party. None of the Company nor any of its Subsidiaries has received any written notice, or is subject to any claims, actions, suits, investigations or proceedings (including “cease and desist” letters), alleging infringement, misappropriation, dilution or other violation of or conflict with asserted rights of others with respect to any Intellectual Property Rights, with respect to matters that have not been resolved. Except as set forth in Section 3.23(b) of the Company Disclosure Schedules, to the Knowledge of the Company, no third party has infringed, misappropriated, diluted or otherwise violated, or is currently misappropriating, infringing, diluting or otherwise violating, any Company Owned Intellectual Property, other than with respect to matters that have been resolved.

(c)           Section 3.23(c) of the Company Disclosure Schedules sets forth a true and complete list of all of the Company’s and its Subsidiaries’ issued patents and patent applications, trademark registrations and applications therefor, copyright registrations and applications therefor and Internet domain names (collectively, the “Company Registered IP”), in each case, included in the Company Owned Intellectual Property, specifying for each item the owner thereof, the registration or application number, the registration or application date, and the applicable filing jurisdiction (or, in the case of a domain name, the applicable domain name registrar). All registration, maintenance and renewal fees related to the Company Registered IP that are currently due have been paid and all documents and certificates related thereto have been filed with the relevant Government Authority or other authorities in the United States or foreign jurisdictions, as the case may be. All Company Registered IP is in good standing, held in compliance with all applicable legal requirements and enforceable by the Company or one or more of its Subsidiaries.

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(d)          Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with normal industry practice to maintain, enforce and protect the Company Owned Intellectual Property and their rights in the Company Licensed Intellectual Property, including to maintain the confidentiality of all Intellectual Property the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property has been disclosed other than to Company Employees or Representatives of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements.

(e)           Each director, officer, current and former Company Employee, consultant and contractor of the Company or any of its Subsidiaries who has been involved in, or who has contributed to, the creation or development of any Company Owned Intellectual Property has executed and delivered an enforceable agreement regarding the protection of such Company Owned Intellectual Property and providing valid written assignments of such Company Owned Intellectual Property to the Company or its Subsidiaries. True and complete copies of the forms of such agreements and assignments have been made available to Buyer in the Company Data Room. No director, officer, current and former Company Employee, consultant and contractor of the Company or any of its Subsidiaries has any right, claim or interest to any of the Company Owned Intellectual Property.

(f)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, directly or indirectly, result in the loss or impairment of any Company Owned Intellectual Property or any Company Licensed Intellectual Property, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Company’s or any of its Subsidiaries’ rights to any of its Intellectual Property or their respective rights under any Company Intellectual Property Agreements, nor require the consent of any Governmental Authority or any third party in respect of, the Company’s or any of its Subsidiary’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company Business.

3.24       Software.

(a)           The Software owned, or purported to be owned, by the Company or any of its Subsidiaries (collectively, the “Company Owned Software”), was either (i) developed by Company Employees within the scope of their employment by the Company or such Subsidiary, (ii) developed by independent contractors who have assigned all of their right, title and interest therein to the Company or one of its Subsidiaries pursuant to written agreements, or (iii) otherwise acquired by the Company or one of its Subsidiaries from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein. None of the Company Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than the Company and its Subsidiaries, except for such materials obtained by the Company and its Subsidiaries from other Persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms.

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(b)           Each of the Company’s and its Subsidiaries’ existing and currently supported and marketed Software performs, in all material respects, in accordance with the functions described in any agreed specifications or end user documentation or other information provided to customers of the Company or such Subsidiary on which such customers relied when purchasing, licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by the Company or such Subsidiary in the course of providing customer support without further liability to the Company or such Subsidiary, as the case may be. To the Company’s Knowledge, each of the Company’s and its Subsidiaries’ existing and currently supported and marketed Software products is free of all viruses, worms, Trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would reasonably be expected to substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(c)           The Company and its Subsidiaries have taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and related documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(d)           To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has exported or transmitted Software in connection with the Company Business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Government Approvals, except as set forth in Section 3.24(d) of the Company Disclosure Schedules.

(e)           The Company Owned Software is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any Company IT Assets or that may result in damage thereto. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures in an effort to ensure that its and their internal computer systems used in connection with the Company Business are free from Disabling Codes and Contaminants. The Software licensed by the Company is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Company IT Assets or that would reasonably be expected to result in damage thereto.

(f)           Except as set forth in Section 3.24(f) of the Company Disclosure Schedules, no Public Software (i) forms part of any Company Owned Intellectual Property or Company Licensed Intellectual Property; (ii) was, or is, used in connection with the development of any Company Owned Intellectual Property or any products or services developed or provided by the Company or any of its Subsidiaries; or (iii) was, or is, incorporated or distributed, in whole or in part, in conjunction with Company Owned Intellectual Property or Company Licensed Intellectual Property, in each case, in a manner that would reasonably be expected to require any source code to be publicly disclosed.

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3.25       IT Assets. The Company IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards and their obligations to third parties, to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To the Company’ Knowledge, there has been no unauthorized use, access, interruption, modification or corruption of the Company IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

3.26       Privacy Laws; Collection and Use.

(a)            The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws, and their contractual obligations relating to or governing the collection, interception, retention, disclosure, storage, receipt, purchase, sale, transfer, disposal, processing and use (“Collection and Use”) of all data or information constituting the personal information of any natural person (including Company Employees) that has been collected or otherwise obtained by Company or any of its Subsidiaries, including all such information subject to any applicable Law regarding the privacy of financial, credit, medical or other information (including name, address, telephone number, fax number, electronic mail address or other contact information, social security or insurance numbers, bank account number or credit card numbers, racial or ethnic origin, political opinions, religious or philosophical beliefs, trade or labor union membership, physical or mental health, sexual life, criminal offenses or any data that would identify any natural person), together with any other information about a natural person that is combined with or linked to any of the foregoing information, and all de-identified data and all aggregated data derived from any of the foregoing information (collectively, “Company Personally Identifiable Information”).

(b)            The Company’s or any of its Subsidiaries’ Collection and Use of such Company Personally Identifiable Information are in accordance in all material respects with Company’s or its Subsidiary’s privacy policy (or applicable terms of use) as published on its website or any other privacy policies (or applicable terms of use), documents, or promises or representations presented to or expressly agreed to with Company Employees, consumers or customers (actual or potential), or other Persons and to which the Company or such Subsidiary is bound or otherwise subject and any contractual obligations of the Company or any of its Subsidiaries’ to its customers (actual or potential), Company Employees, or other persons or entities regarding privacy, security or confidentiality (collectively, “Company Personally Identifiable Information Obligations”). Neither the Company nor any of its Subsidiaries uses, collects, or receives social security numbers other than in the ordinary course of its payroll practices.

(c)           The execution or delivery of this Agreement or the performance of the obligations hereunder, or the transfer of all Personally Identifiable Information to Buyer and Buyer’s use of such information to carry on the Company Business conducted by the Company and its Subsidiaries will not violate any applicable Law or any of the Company Personally Identifiable Information Obligations.

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3.27       Closing Statement. All of the information contained in the Closing Statement will be accurate and complete in all material respects immediately prior to the Closing (other than as a result of adjustments made pursuant to Section 2.11(c) or Section 2.16), and, other than the Persons set forth on the Closing Statement, no Person shall have any right, title or claim to any Merger Consideration. The calculations and allocations of the Merger Consideration as set forth in the Closing Statement will be made in accordance with the Company Organizational Documents.

3.28       Related Party Transactions. Except as set forth on Section 3.28 of the Company Disclosure Schedules, no Company Related Party (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the businesses, activities or operations of the Company or any of its Subsidiaries, or (b) is a party to any Company Contract (except for employment agreements and related compensation arrangements entered into in the Ordinary Course of Company Business and on substantially arm’s length terms) with the Company or any of its Subsidiaries.

3.29       Bank Accounts. Section 3.29 of the Company Disclosure Schedules sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.30       Brokers and Finders. Except as set forth on Section 3.30 of the Company Disclosure Schedules, none of the Company nor any of its Subsidiaries, nor any of their respective officers, directors or Company Employees, (a) has employed any broker or finder, or (b) has incurred any liability for any brokerage fees, commissions or finders’ fees or expenses or indemnification or similar obligations in connection with the Transactions.

3.31       Exclusivity of Representations and Warranties of Company. The representations and warranties set forth in this ARTICLE III (including the related portions of the Company Disclosure Schedules) constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions. Without limiting the foregoing, the Company makes no representation or warranty regarding any projection or forecast delivered by or on behalf of the Company to Buyer and/or Merger Sub.

3.32       No Reliance. Any other provision of this Agreement notwithstanding, the Company acknowledges and agrees that (a) neither Buyer, Merger Sub nor any Person on behalf of Buyer or Merger Sub is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Buyer and Merger Sub in this Agreement and (b) the Company has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in this Agreement.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except (a) as set forth in the corresponding section of Buyer Disclosure Schedules, (b) as disclosed in the Buyer SEC Documents that were publicly available on the website of the SEC at least two (2) Business Days prior to the Agreement Date, solely to the extent it is reasonably apparent from the face of such disclosure that such disclosure would qualify the applicable representations and warranties contained herein, and other than disclosures in the “Risk Factors” sections of any such Buyer SEC Documents and any other disclosures included in such Buyer SEC Documents that are predictive or forward-looking in nature, and (c) following the acquisition of Slacker by Buyer, as set forth in the Slacker Representations, Buyer and Merger Sub hereby represent and warrant to the Company, as of the Agreement Date and as of the Closing, as follows:

4.1        Organization, Good Standing, Minute Books, etc. Each of Buyer and its Subsidiaries (including Merger Sub) is validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer and each of its Subsidiaries (a) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as reflected in the Buyer SEC Documents, and (b) is duly qualified and in good standing to transact business in each jurisdiction in which the ownership or leasing of its properties or the present or proposed conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to be material to Buyer or its Subsidiaries. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. Buyer has made available to the Company complete and correct copies of the organizational documents of Buyer and the certificate of incorporation, bylaws or similar organizational documents, each as amended to date, of Buyer’s Subsidiaries as of the Agreement Date, and all such documents are in full force and effect. Neither Buyer nor any of its Subsidiaries is in violation of any of the provisions of the organizational documents of Buyer, its certificate of incorporation, bylaws or similar organizational documents, as applicable.

4.2        Merger Sub.

(a)           Merger Sub was formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities or obligations other than as contemplated herein or as required pursuant to applicable Law. All issued and outstanding shares of capital stock of Merger Sub are validly issued and outstanding and are, and at the Effective Time will be, owned directly by Buyer free and clear of all Liens (other than Liens described under clauses (h) and (i) of the definition of Permitted Encumbrances).

(b)         Section 4.2(b) of the Buyer Disclosure Schedules correctly lists each Subsidiary of Buyer setting forth (a) its name, (b) the jurisdiction of its organization, (c) the percentage of its issued and outstanding equity interests owned by Buyer or by another Subsidiary of Buyer and (d) the percentage of its issued and outstanding equity interests owned by any other Person. All of the outstanding equity interests of each Subsidiary of Buyer are validly issued and fully paid and nonassessable, and all interests in each Subsidiary of Buyer that are owned by Buyer or by another Subsidiary of Buyer are so owned beneficially and of record by Buyer or by such other Subsidiary free and clear of any Liens (other than Liens described under clauses (h) and (i) of the definition of Permitted Encumbrances). Buyer does not own, directly or indirectly, any stock, partnership interest, joint venture or other equity investment or interest in any other Person other than the Subsidiaries and other investments set forth on Section 4.2(b) of the Buyer Disclosure Schedules.

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4.3         Authority and Enforceability. Each of Buyer and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents by each of Buyer and Merger Sub, performance of their respective obligations hereunder and thereunder, and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of Buyer and Merger Sub. The board of directors of Buyer has (a) adopted a resolution approving this Agreement and declaring its advisability, and (b) determined that in its opinion the Merger is advisable and in the best interests of the stockholders of Buyer. This Agreement has been duly executed and delivered by Buyer and Merger Sub, and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms and conditions, except as may be limited by the Bankruptcy and Equity Exception.

4.4         Noncontravention. The execution and delivery of this Agreement and the other Transaction Documents by Buyer and Merger Sub, Buyer’s and Merger Sub’s performance hereunder and thereunder and the consummation of the Transactions do not and will not, (a) conflict with, violate or result in a breach of any provisions of the Buyer Organizational Documents or the certificate of incorporation, bylaws or similar organizational documents of any of Buyer’s Subsidiaries, (b) violate or constitute a breach of or default (with notice or lapse of time, or both), permit termination, modification or acceleration, or cause the forfeiture of any right, under any provision of any Buyer Contract, or (c) assuming compliance with the matters referred to in Section 4.5, violate any Law applicable to Buyer or any of its Subsidiaries or any Order of any Governmental Authority to which Buyer or any of its Subsidiaries is subject, or by which any of its properties or assets are bound or affected, or (d) result in the creation of, or require the creation of, any Lien upon any property of Buyer or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), for any such items that would not, individually or in the aggregate, reasonably be expected to be material to Buyer and its Subsidiaries.

4.5         Consents and Governmental Approvals. The execution and delivery by Buyer and Merger Sub of this Agreement and the other Transaction Documents, Buyer’s and Merger Sub’s performance hereunder, and the consummation of the Transactions do not require (a) any notice or Consent under any Buyer Contract, except where failures to obtain such Consents would not, individually or in the aggregate, reasonably be expected to be material to Buyer and its Subsidiaries, or (b) any Governmental Approval, except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the Transactions, (ii) as may be required under the rules and regulations of the Stock Exchange, (iii) the filing of the Certificate of Merger, and (iv) where failures to obtain such Governmental Approval would not, individually or in the aggregate, reasonably be expected to be material to Buyer’s ability to consummate the Transactions.

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4.6         Capitalization. The Buyer SEC Documents set forth the capitalization of Buyer as of the date of each such Buyer SEC Document, as applicable, including any options, warrants or other rights to acquire Buyer Common Shares. The Buyer Common Shares constitute all of the issued and outstanding shares of capital stock of Buyer as of the Agreement Date. There are no issued and outstanding Buyer Preferred Shares. All of the issued and outstanding Buyer Common Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are free and clear of any Liens (other than Liens described under clauses (h) and (i) of the definition of Permitted Encumbrances), and (iii) are not subject to preemptive rights or rights of first refusal created by statute, the Buyer Organizational Documents or any Contract to which Buyer is a party. As of the Agreement Date, no material changes have occurred with respect to the capitalization of Buyer since the date of the most recent Buyer SEC Document filed with the SEC.

4.7         Issuance of Buyer Common Shares. The issuance and delivery of Buyer Common Shares as part of the Stock Merger Consideration pursuant to this Agreement will have been duly authorized by all necessary corporate action on the part of Buyer and, when issued as contemplated by this Agreement, such Buyer Common Shares will be duly and validly issued, fully paid and nonassessable. Such Buyer Common Shares, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens (other than Liens described under clauses (h) and (i) of the definition of Permitted Encumbrances) and will not have been issued in violation of applicable federal securities laws, their respective properties or any preemptive rights or rights of first refusal or similar rights.

4.8         Litigation. There is no action, suit or Proceeding pending against or, to the Knowledge of Buyer, threatened in writing against Buyer or any of its Subsidiaries before or by any court or arbitrator or any Governmental Authority which would reasonably be expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries or the ability of Buyer or Merger Sub to consummate the Transactions.

4.9         Buyer SEC Documents; Financial Information.

(a)            Buyer has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 2016 (collectively, and together with all documents filed or furnished by Buyer with the SEC (including the Buyer Public Offering Documents filed in connection with the Buyer Public Offering), including all exhibits and schedules thereto and documents incorporated by reference therein, as they may have been supplemented, modified or amended since the time of filing through the Closing Date, the “Buyer SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 4.9 of the Buyer Disclosure Schedules, as of their respective dates, each of the Buyer SEC Documents, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to the Buyer SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) Section 906 of the Sarbanes-Oxley Act relating to Buyer SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

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(b)          All of the financial statements of Buyer included in the Buyer SEC Documents, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Buyer Financial Statements”), have been prepared in conformity with GAAP, applied on a consistent basis during the periods involved, subject to such exceptions as may be indicated in the notes thereto. The Buyer Financial Statements present fairly in all material respects the financial condition of Buyer and its consolidated Subsidiaries as of the dates thereof, and the related statements of income, changes in equity and cash flows present fairly in all material respects the income, changes in equity and cash flows for the periods then ended (except, in each case, as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end adjustments and the absence of footnotes otherwise required by GAAP).

(c)           Buyer and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 15a-15(e) of the Exchange Act) designed to ensure that material information relating to Buyer is made known to the Chief Executive Officer and the Chief Financial Officer of Buyer by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of the board of directors of Buyer (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 15a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d)          Since January 1, 2016, neither Buyer, any of its Subsidiaries nor any of their respective directors, officers, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current attorney representing Buyer or any of its Subsidiaries, or any attorney representing Buyer or any of its Subsidiaries since January 1, 2016, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer, any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to the board of directors of Buyer or any committee thereof or to any current director or executive officer of Buyer.

4.10        Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer and its Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or the Information Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Information Statement, at the time the Information Statement is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4, at the time it becomes effective under the Securities Act, and the Information Statement, at the time it is first mailed to the Company Stockholders, will (with respect to Buyer, its officers and directors and the Buyer’s Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Information Statement that were not supplied by or on behalf of Buyer, its Subsidiaries or any of their respective Representatives.

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4.11       Absence of Undisclosed Liabilities. Neither Buyer nor any of its Subsidiaries has any Liabilities (whether or not the subject of any other representation or warranty hereunder), except for Liabilities (a) reflected or reserved for on the Buyer Financial Statements as of, and for the six-month period ended on the Recent Balance Sheet Date, (b) that may have arisen in the Ordinary Course of Buyer Business since the Recent Balance Sheet Date, (c) as reflected in the Buyer SEC Documents, or (d) which, individually or in the aggregate, would not reasonably be expected to be material to Buyer and its Subsidiaries.

4.12       Absence of Certain Changes or Events.

(a)            Since the Recent Balance Sheet Date through the Agreement Date, and except as set forth in the Buyer SEC Documents, Buyer and its Subsidiaries have conducted the Buyer Business in the Ordinary Course of Buyer Business.

(b)           Since the Recent Balance Sheet Date, and except as set forth in the Buyer SEC Documents, there has not been any Buyer Material Adverse Effect or any change, effect, event, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to result in a Buyer Material Adverse Effect.

4.13       Tax Matters.

(a)            Since January 1, 2014, Buyer and each of its Subsidiaries has (i) duly filed, or caused to be duly filed, all material Tax Returns that it was required to file pursuant to applicable Law (taking into account any extensions of time with which to file such Tax Returns), and (ii) paid or caused to be paid all material Taxes due and payable, whether or not shown as due on any Tax Return (other than such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Buyer Financial Statements in accordance with GAAP).

(b)            It is the present intention of Buyer and Merger Sub to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

4.14       Property. The Buyer SEC Documents contain true, correct and complete descriptions of all real property and interests in real property owned, leased, subleased or otherwise used or occupied by Buyer or any of its Subsidiaries, in each case as of the date thereof.

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4.15       Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect, (a) each of Buyer and its Subsidiaries is, and for the past five (5) years has been, in compliance with all Environmental Laws, and is, and for the past five (5) years has been, in possession of and in compliance with all Buyer Permits required thereunder, and (b) none of Buyer or any of its Subsidiaries has received any written notice, claim or other demand or inquiry from any Governmental Authority or other Person that remains outstanding, alleging that Buyer or any of its Subsidiaries is in violation of or may have any liability under any Environmental Laws, and there are no events or circumstances that would reasonably be expected to result in such a notice, claim or other demand or inquiry in the future, or any liability or obligation against or affecting Buyer or any of its Subsidiaries.

4.16       Brokers and Finders. Except for those Persons set forth on Schedule 4.16 of the Buyer Disclosure Schedules, whose fees shall be paid by Buyer, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of Buyer or any of its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement, Buyer’s performance hereunder, or the consummation of the Transactions.

4.17       No Reliance.

(a)            Each of Buyer and Merger Sub has conducted its own independent review and analysis of the information provided by the Company regarding the Company, its business and the assets, Liabilities, results of operations and financial condition of the Company. Each of Buyer and Merger Sub acknowledges that, to the Knowledge of Buyer and Merger Sub, it has been furnished with or given full access to such information about the Company and its businesses and operations as Buyer, Merger Sub and their respective Representatives have requested.

(b)            Each of Buyer and Merger Sub acknowledges that it is consummating the Transactions without any representation or warranty, express or implied, by the Company or the Stockholders’ Agent or any of their respective Affiliates, except as expressly set forth in ARTICLE III (including the Company Disclosure Schedules) or any other Transaction Document to which the Company or the Stockholders’ Agent is a party or in any certificate or other document or instrument to be delivered to Buyer pursuant to this Agreement or any such other Transaction Document.

(c)          With respect to any projection or forecast delivered by or on behalf of the Company to Buyer and/or Merger Sub, each of Buyer and Merger Sub acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, and (ii) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts.

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(d)           Each of Buyer and Merger Sub understands, acknowledges, and agrees that all representations and warranties of any or nature, whether express or implied, with respect to the Company or the Transaction, other than those set forth in ARTICLE III (including the related portions of the Company Disclosure Schedules), are specifically disclaimed by Company and the Company Stockholders’ Agent on behalf of the Company Stockholders, and neither Buyer nor Merger Sub is relying or has relied on any representation and warranty (or the accuracy or completeness thereof), express or implied, with respect to the Company or the Transactions, except for the representations and warranties set forth in this ARTICLE III (including the related portions of the Company Disclosure Schedules).

ARTICLE V
COVENANTS

5.1        Access to Information. Between the Agreement Date and the earlier of the Closing Date or the termination of this Agreement, each of the Company and Buyer shall (a) afford the other and such other’s respective employees, authorized agents and Representatives, as each may reasonably request and at its sole expense, reasonable access, at reasonable times during normal business hours, to its and its Subsidiaries’ personnel, premises, properties, books and records, (b) furnish to the other and such other’s authorized Representatives such financial and operating data and other information relating to the Company, Buyer and/or their respective Subsidiaries, as applicable and as each may reasonably request (including, with respect to Buyer, that Buyer shall furnish to the Company access to the Slacker Data Room), and (c) instruct its Representatives to cooperate in the mutual investigation by the Company and the Buyer of each other and their respective Subsidiaries; provided, that, each of the Company and Buyer shall not be required to take any action that would unreasonably disrupt its normal operations or the operations of any of its Subsidiaries. The foregoing shall not require each of the Company and Buyer to permit any inspection, or to disclose any information, that in its reasonable judgment, based on advice of counsel, is reasonably likely to result in a violation of applicable Law, the waiver of any attorney-client privilege, the disclosure of any protected Intellectual Property of any third party, or the violation of any of its obligations with respect to confidentiality to any third party; provided, that, in each case, each of the Company and Buyer shall have taken all reasonable steps to permit inspection or to disclose such information to the maximum extent permissible and on a basis that does not compromise or violate any of the foregoing restrictions. No investigation pursuant to this Section 5.1 or other information received by the Company or Buyer or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant or obligation in this Agreement of any party hereto or any condition to the obligations of any party hereto.

5.2       Conduct of Business. From the Agreement Date to the earlier of the Closing or the termination of this Agreement, except (i) as otherwise expressly contemplated, required or permitted by this Agreement, (ii) as may be required by applicable Law or by a Governmental Authority of competent jurisdiction, (iii) for matters set forth on Section 5.2 of the Company Disclosure Schedules and (iv) to the extent Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company agrees that:

(a)            The Company shall, and shall cause its Subsidiaries to, carry on their Business in the Ordinary Course of Company Business and use all Commercially Reasonable Efforts to (i) preserve intact their business organization and relationships with customers, suppliers, employees and others having business relationships with them, (ii) maintain in effect all of the Company Permits, (iii) keep available the services of its directors, officers and key employees, and (iv) manage its working capital in the Ordinary Course of Company Business.

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(b)            The Company shall not, and shall not permit any of its Subsidiaries to:

(i)       modify, amend, suspend, abrogate or terminate the Company Organizational Documents;

(ii)       authorize, issue, sell, transfer or dispose of, or redeem, purchase or acquire, any Company Securities, or grant any stock appreciation, phantom stock, profit participation or similar rights in the Company;

(iii)      effect any recapitalization, reclassification, stock split or like change in its capitalization;

(iv)      effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its Subsidiaries;

(v)       declare or pay any dividends or authorize or make other distributions in respect of any of its capital stock or other Company Securities;

(vi)      incur, terminate or prepay any Indebtedness outside of the Ordinary Course of Company Business;

(vii)     acquire or agree to acquire any real property, personal property (other than personal property at a total cost of less than $50,000] in the aggregate), corporation, partnership, limited liability company, other business organization or division thereof or any assets;

(viii)    sell, lease, pledge, assign, transfer or dispose of or incur any Lien on assets other than in the Ordinary Course of Company Business;

(ix)      enter into, amend or modify or terminate any Company Material Contract (or any Company Contract that would have been a Company Material Contract if in effect on the Agreement Date) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(x)      other than in the Ordinary Course of Company Business, sell, lease, license, or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien on, any Company Owned Intellectual Property or Company Licensed Intellectual Property;

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(xi)      other than in the Ordinary Course of Company Business (A) hire or retain any officer, employee or individual independent contractor of the Company or any of its Subsidiaries, (B) terminate the service of any officer, employee or individual independent contractor of the Company or any of its Subsidiaries, other than “for cause” or take any action that is reasonably likely to give rise to a “good reason” (or any term of similar import) claim;

(xii)     enter into any new line of business outside of the Business;

(xiii)    enter into any commitment for capital expenditures of the Company or its Subsidiaries in excess of $50,000 for all commitments in the aggregate, in each case, except for any such capital expenditures that are necessary to operate the Business in the Ordinary Course of Company Business;

(xiv)    grant or increase any compensation, bonus or benefits payable other than in the Ordinary Course of Company Business, or grant or increase any severance entitlements;

(xv)     adopt, enter into or amend any Company Benefit Plan;

(xvi)     make any change in any method of accounting for financial reporting, except for any such change after the Agreement Date required by reason of a concurrent change in or interpretation of GAAP, as agreed to by its independent public accountants;

(xvii)   make or rescind any material Tax election, settle or compromise any material claim by a Tax Authority for Taxes payable by the Company or any of its Subsidiaries, or change any material Tax accounting method;

(xviii)   knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xix)    make any loans, advances or capital contributions to, or investments in, any other Person;

(xx)     settle, or offer or propose to settle, (A) any Proceeding involving the Company or any of its Subsidiaries, (B) any stockholder Proceeding against the Company or any of its directors or officers or (C) any Proceeding that relates to the Transactions;

(xxi)     terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the Ordinary Course of Company Business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage; or

(xxii)    agree, resolve or commit to do any of the foregoing.

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5.3         Notice of Developments.

(a)           Prior to the Closing, the Company and Buyer shall promptly notify each other in writing of (i) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have, a Company Material Adverse Effect or Buyer Material Adverse Effect, as applicable, or that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (ii) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in the failure of any condition precedent to its obligations hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (iv) any notice or other communication from any Governmental Authority in connection with the Transactions, (v) any Proceeding commenced relating to it or any of its Subsidiaries that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to Section 3.13 (as to the Company) or Section 4.8 (as to Buyer), and (vi) any material discussions or other communications with respect to the terms of, disputes concerning or involving any Company Material Contract, including any such discussions or communications asserting that an event or circumstance affecting the Company or any of its Subsidiaries will result in a breach or default.

(b)           The delivery of any notice pursuant to this Section 5.3 shall not operate as a waiver or otherwise limit or affect any remedies available to Buyer or the Company or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and such notice or disclosure by Buyer or the Company shall not be deemed to amend or supplement the Buyer Disclosure Schedules or the Company Disclosure Schedules or constitute an exception to any representation or warranty made herein, unless the parties shall otherwise agree in writing, or the Closing shall have occurred.

5.4        [Intentionally Omitted].

5.5        Acquisition Proposal.

(a)           No Solicitation or Negotiation. Except as expressly permitted by this Section 5.5, the Company shall not, and shall not authorize or permit any of its Subsidiaries, Affiliates or any of its or their Representatives to, directly or indirectly, (a) knowingly solicit, initiate, encourage (including by way of furnishing nonpublic information), accept, approve or facilitate any proposals or offers from any third parties with respect to any transaction (other than the Transactions) involving any Acquisition Proposal, (b) enter into or knowingly participate in any negotiations, discussions or agreements with any third parties with respect to an Acquisition Proposal, (c) respond in any way to an unsolicited Acquisition Proposal (other than to respond that the Company is under an exclusivity obligation and not able to respond substantively), or (d) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy (and confirm destruction of) all such information. The Company shall promptly advise Buyer orally and in writing of any communication received by the Company, any of its Affiliates or any of its or their Representatives from a third party regarding an Acquisition Proposal.

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(b)          Fiduciary Duty Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.5(a), in response to an unsolicited, bona fide written Acquisition Proposal not solicited in breach of Section 5.5(a) and received after the Agreement Date, the Company may:

(i)       provide information in response to a request therefor (including material non-public information regarding the Company or any of its Subsidiaries, which, if provided, must also be provided to Buyer) to the Person who made such Acquisition Proposal, provided that in the event such information has not previously been made available to Buyer, the Company shall, promptly (and, in any event, within 24 hours), provide such information to Buyer and that, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms not less restrictive in the aggregate to the other party than the terms in the Letter Agreement are on Buyer at such time; provided, that the Company shall not enter into any confidentiality agreement with any Person subsequent to the Agreement Date which prohibits the Company from providing any information to Buyer in accordance with this Section 5.5(a) or otherwise prohibits the Company from complying with its obligations under this Agreement; provided, further, that the Company shall not provide information to any Person pursuant to any confidentiality agreement entered into prior to the Agreement Date unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Buyer in accordance with this Section 5.5 or otherwise prohibit the Company from complying with its obligations under this Agreement; and

(ii)        engage in or participate in discussions and/or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Company Board determines in good faith after consultation with outside legal counsel that, (A) based on the information then available and after consultation with its outside financial advisors, such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal that is more favorable to the Company Stockholders from a financial point of view than the Merger that could reasonably be expected to satisfy the criteria in clause (B) of the definition of “Superior Proposal” and (B), in each such case, the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)           Notice.  The Company shall promptly (and, in any event, within 24 hours) provide written notice to Buyer if the Company or any of its Subsidiaries receives (i) any inquiry, proposal, indication of interest or offer with respect to an Acquisition Proposal, (ii) any request by any Person or group for information in connection with or with respect to any Acquisition Proposal, or (iii) any request by any Person or group for discussions or negotiations, or to initiate or continue discussions or negotiations, with respect to an Acquisition Proposal, setting forth in such notice the name of such Person or group and the material terms and conditions of any such Acquisition Proposals and thereafter shall keep Buyer reasonably informed, on a reasonably current basis (and, in any event, within 24 hours), of changes in the status and terms of any such proposals or offers (including any amendments thereto) and any changes to the status of any such discussions or negotiations.

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(d)          No Change of Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 5.5(e) and Section 5.5(f), the Company Board, including any committee thereof, shall not:

(i)           withdraw or fail to make when required by this Agreement (or publicly propose or publicly resolve to withdraw or fail to make when required by this Agreement) the Company Recommendation with respect to the Merger;

(ii)         qualify or modify (or publicly propose or publicly resolve to qualify or modify) the Company Recommendation with respect to the Merger in a manner adverse to Buyer;

(iii)        approve or recommend, or publicly declare advisable, any Acquisition Proposal;

(iv)        fail to include the Company Recommendation in the Information Statement;

(v)        if any Acquisition Proposal that is structured as a tender offer or exchange offer for the Company Common Shares is commenced pursuant to Rule14d-2 of the Exchange Act, fail to recommend against acceptance of such offer by the Company Stockholders within ten (10) Business Days (which for this purpose shall be used as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer pursuant to Rule 14d-2 of the Exchange Act;

(vi)        approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement with respect to, or that is intended or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.5(b)(i) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (i) through (vi), a “Change of Recommendation”); or

(vii)        cause or permit the Company to enter into an Alternative Acquisition Agreement.

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(e)           Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Change of Recommendation and, in the case of a Change of Recommendation relating to a Superior Proposal and after complying with the provisions of this Section 5.5(e), terminate this Agreement pursuant to Section 8.3(c), if the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (x) in the case where the Change of Recommendation is not made in response to an Acquisition Proposal that could constitute a Superior Proposal, an Intervening Event has occurred and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in the case where such Change of Recommendation is made in response to an Acquisition Proposal that could constitute a Superior Proposal, such Acquisition Proposal constitutes a Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that the Company Board shall not take any action set forth above unless and until (1) the Company has given Buyer written notice of its intention to take such action five (5) Business Days in advance, which notice shall comply with the provisions of Section 5.5(c) (if applicable), setting forth in writing that management of the Company or a committee of the Company Board intends to recommend to the Company Board that it take such action; (2) after giving such notice and prior to taking such action, the Company has afforded Buyer the opportunity to negotiate in good faith with the Company (to the extent Buyer wishes to negotiate) to enable Buyer to propose in writing a binding offer to make such revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal (or, in the case of a Change of Recommendation not involving an Acquisition Proposal, such that the failure to effect a Change of Recommendation would not be inconsistent with the directors’ fiduciary duties under applicable Law); and (3) at the end of the five (5) Business Day period and prior to taking any such action, the Company Board has considered in good faith any such binding written offer to make revisions to the terms of this Agreement proposed by Buyer and any other information it deems appropriate, and has determined in good faith, after consultation with outside legal counsel and its outside financial advisors, that in the case of a Superior Proposal, the Superior Proposal continues to constitute a Superior Proposal (or, in the case of a Change of Recommendation not involving an Acquisition Proposal, that the failure to effect a Change of Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable Law) if such changes proposed in such binding offer by Buyer were to be given effect. In the event of any modification to the financial terms or any other material terms of any Acquisition Proposal, the proviso in the immediately preceding sentence shall apply again.

(f)            Certain Permitted Disclosure. Nothing contained in this Section 5.5 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal.

(g)           Limits on Release of Standstill and Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar obligation of any Person if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

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5.6          Buyer Public Offering. The Company shall, and shall cause its Subsidiaries to, use Commercially Reasonable Efforts to cooperate in connection with the Buyer Public Offering as may be reasonably requested by Buyer, including (i) providing Buyer such financial and other information relating to the Company and its Subsidiaries as may reasonably be requested by Buyer to prepare any Buyer Public Offering Documents and agreements used in connection with, and to facilitate and consummate, the Buyer Public Offering, (ii) at the cost of Buyer, assisting Buyer and its Representatives in the preparation of Buyer Public Offering Documents and other materials used in connection with the Buyer Public Offering, and (iii) making the Company’s and its Subsidiaries’ executive officers, senior management and other Representatives reasonably available to assist Buyer, the underwriters and their respective Representatives and otherwise reasonably cooperating in connection with the preparation, marketing and consummation of the Buyer Public Offering. The Company hereby authorizes the use of the corporate trademarks or trade names of the Company or its Subsidiaries in connection with any dissemination of Buyer Public Offering Documents and other information and marketing materials in connection with the Buyer Public Offering, provided that the Company has a reasonable opportunity to review and comment on any such use. The Company hereby acknowledges and agrees that Buyer may (a) disclose this Agreement and the Transactions in the Buyer Public Offering Documents and (b) file this Agreement and other related agreements or documents with the SEC in connection with the Buyer Public Offering, in each case as required by applicable Law.

5.7       SEC Filings.

(a)           Upon the execution and delivery of this Agreement, the Company will deliver to Buyer and Merger Sub the Written Consent executed by the Company Stockholders adopting and approving the Merger and this Agreement.

(b)          As promptly as reasonably practicable following the Agreement Date, the Company shall, with reasonable assistance of Buyer, prepare the Information Statement for inclusion in the Form S-4. The Company shall use its Commercially Reasonable Efforts to as promptly as reasonably practicable (and after consultation with, and the assistance of, Buyer) respond to any comments made by the SEC with respect to the Information Statement. The Company will provide Buyer with a reasonable opportunity to review and comment on any responses to comments from the SEC on the Information Statement or any amendments or supplements to the Information Statement prior to the filing of such responses, amendments or supplements. The Company shall cause the Information Statement (substantially in the form last filed and/or cleared) to be promptly filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and then to be mailed to the Company Stockholders as promptly as practicable, and in any event within five (5) Business Days after the latest of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed, (iii) expiration of the ten (10) day period after filing in the event the SEC does not review the Information Statement, and (iv) the declaration by the SEC of the effectiveness of the Form S-4.

(c)          As promptly as reasonably practicable following the Agreement Date, Buyer shall prepare and cause to be filed with the SEC the Form S-4 (including the Information Statement). Buyer shall prepare and cause to be submitted to the Stock Exchange the application and other agreements and documentation necessary for the listing of the Buyer Common Shares issuable in the Merger on the Stock Exchange. Buyer and the Company each shall use its Commercially Reasonable Efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act. The Company and Buyer shall also use their respective Commercially Reasonable Efforts to satisfy prior to the effective date of the Form S-4 all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other Transactions and shall pay all expenses incident thereto.

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(d)          No filing of, or amendment or supplement to, the Form S-4 will be made by Buyer, and no filing of, or amendment or supplement to, the Information Statement will be made by the Company or Buyer, in each case without providing the other party a reasonable opportunity to review and comment thereon.  Each of the Company and Buyer shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party to be included therein and shall otherwise reasonably  assist and cooperate with the other in the preparation of the Information Statement, the Form S-4 and the resolution of any comments to either received from the SEC.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.  Buyer shall cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

(e)           The Company and Buyer each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement, the Form S-4 and any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the other Transactions.

5.8       Stock Exchange Listing; De-listing; Post-Closing SEC Reports.

(a)          Buyer shall use its reasonable best efforts to cause the Buyer Common Shares to be issued in the Merger to be approved for listing on the Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

(b)          The Company shall take all actions necessary to permit the capital stock of the Company to be de-listed and removed from the OTCQB Marketplace and, if applicable, de-registered under the Exchange Act, in each case, as soon as possible following the Effective Time (the “Delisting”).

(c)           If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act prior to the Delisting, the Company shall deliver to Buyer at least three (3) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed prior to the Delisting (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 5.8(c) shall (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

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5.9       Publicity. Subject to Section 5.6, any public announcement, whether by press release or otherwise, with respect to the existence or subject matter of this Agreement shall be mutually approved by Buyer and the Company, except to the extent otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange. After the Transactions have been publicly announced, Buyer and the Company shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by it in accordance with the provisions of this Section 5.9.

5.10       Resignations. To the extent requested by Buyer in writing at least three (3) Business Days prior to the Closing, the Company shall cause to be delivered to Buyer duly signed letters of resignation, effective as of the Closing, of such members of the boards of directors of the Company and its Subsidiaries.

5.11       Directors’ and Officers’ Indemnification.

(a)            Buyer and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any predecessor of the Company (each, a “D&O Indemnified Party”) as provided in the Company Organizational Documents, in each case, as in effect on the Agreement Date, or pursuant to any other Contracts in effect on the Agreement Date and disclosed in Section 5.11(a) of the Company Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)           For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Buyer and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the Transactions), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

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(c)           Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Transactions) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Buyer shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Buyer, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)           In the event Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.11. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to, or in substitution for, any such claims under any such policies.

5.12       Treatment as Reorganization.

(a)          None of Buyer, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary contained herein, but subject to Buyer’s and Merger Sub’s compliance with their relevant representations, warranties and covenants hereunder, neither Buyer nor Merger Sub makes any representation to the Company that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)         Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Buyer, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)         Buyer or Merger Sub will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

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(d)          Buyer, on its behalf and on behalf of Merger Sub, and the Company shall execute and deliver to Pryor Cashman LLP, counsel to the Company (“Pryor Cashman”), tax representation letters in customary form at such time or times as reasonably requested by Pryor Cashman in connection with its delivery of the tax opinion referred to in Sections 6.10 and 7.13.

5.13        Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company, Buyer and Merger Sub, and the respective boards of directors thereof, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.14        Control of the Company’s or Buyer’s Operations. Nothing contained in this Agreement shall give Buyer or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Buyer and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.15        Section 16 Matters. The Company Board and the board of directors of Buyer shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Buyer Common Shares (including derivative securities) in connection with the Transactions by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16        Related Party Arrangements. The Company shall terminate all Contracts (other than Contracts for employment and the Contracts set forth on Section 5.16 of the Company Disclosure Schedules) between or among the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, effective as of the Closing, without any further liability on the part of the Company or any of its Subsidiaries, and the Company shall deliver written evidence of such termination to Buyer at or prior to the Closing.

5.17        Patent Claim. Following the Closing, Buyer shall use Commercially Reasonable Efforts to prosecute the Patent Claim and shall have sole discretion with respect thereto; provided, that Buyer shall consult with Jason Katz on all material decisions related thereto.

5.18        Certain Terminations.

(a)           Company Options The Company shall take all action required to effect at or prior to the Closing (i) the cancellation, termination and extinguishment of all Company Options and to cause the Company Incentive Plans and any other similar equity compensation plans or arrangements of the Company to be terminated (the “Option Termination”), and (ii) the other matters set forth in Section 2.9.

(b)           Guarantees; Release of Liens At or prior to the Closing, the Company shall cause and take all action required to (a) effect the termination of all guarantees by the Company or any of its Subsidiaries of any Indebtedness of any Company Stockholder or any of its Affiliate and (b) except as set forth on Section 5.18(b) of the Company Disclosure Schedules, release all Liens (other than Permitted Encumbrances) in and upon any of the properties and assets of the Company and its Subsidiaries.

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(c)           Certain Agreements. The Company shall take all action required to terminate the Registration Rights Agreements effective as of the Closing.

(d)           Company Pension Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate or cause to be terminated each Pension Plan of the Company, unless Buyer provides written notice to the Company that such Pension Plans shall not be terminated.

5.19        Regulatory Approvals; Consents. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including obtaining all waivers, licenses, permits, Consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Buyer Contracts or Company Contracts, as applicable, as may be necessary for the consummation of the Transactions. In furtherance of the foregoing, each of the parties agrees to use its Commercially Reasonable Efforts to file, and to cause each of its Affiliates to file in conjunction with such party, all applications, requests, notices and other filings with any applicable Governmental Authority whose approval is required in connection with the consummation of the Transactions. Each party shall furnish to the other party such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority in order to obtain the governmental authorizations and consents referred to in this Section 5.19. Each of the Company and Buyer shall use Commercially Reasonable Efforts to give all notices to, and obtain all Consents and assignments from, all third parties that are described in Section 3.5 of the Company Disclosure Schedules.

5.20        Employment Arrangements.

(a)          Buyer hereby advises the Company that Buyer expects to offer, or expects the Surviving Corporation or one of their respective Affiliates to offer, employment, as of the Closing, to substantially all of the Employees as of the Closing; provided, however, that each such Employee must satisfy the standard criteria for employment by Buyer, the Surviving Corporation or an Affiliate thereof, as the case may be, that are generally applicable to the employees thereof. For each Employee immediately prior to the Closing who continues employment with Buyer, the Surviving Corporation, or any of their Affiliates on and following the Closing (each, a “Continuing Employee”), Buyer shall provide (or shall cause the Surviving Corporation to provide) for the period commencing at the Closing and ending on the first anniversary of the Closing: (i) employee benefits that are substantially comparable in the aggregate to either (A) those offered to similarly situated employees of Buyer or Buyer’s Affiliates (which will not be materially less in the aggregate than those offered to such Continuing Employee as of immediately prior to the Closing) or (B) those offered by the Company to such Continuing Employee as of immediately prior to the Closing, with the determination of the employee benefits and their comparability under this clause (i) to be made by Buyer from time to time and in its sole and absolute discretion, and (ii) short-term and long-term cash and equity based incentive award opportunities that are substantially comparable to those offered to similarly situated employees of Buyer or Buyer’s Affiliates.

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(b)          To the extent Buyer elects (consistent with Section 5.20(a) or otherwise) to have the Continuing Employees participate in its employee benefit plans (“Buyer Plans”) following the Closing, (i) each Continuing Employee will receive credit for purposes of eligibility to participate and vesting, but not for purposes of benefit accrual, under such Buyer Plans for years of service with the Company prior to the Closing (but in no event to the extent such credit would result in a duplication of benefits), and (ii) Buyer shall use Commercially Reasonable Efforts to (A) cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans that are group health plans in which such Continuing Employees will participate to be waived and (B) provide credit for any deductibles or annual out-of-pocket limits that are incurred by the Continuing Employees prior to the Closing for the calendar year in which the Closing occurs under Benefit Plans that are group health plans for purposes of satisfying any applicable deductible or annual out-of-pocket limits during the calendar year in which the Closing occurs under any Buyer Plans that are group health plans in which such Continuing Employees participate.

(c)           Nothing contained herein, whether express or implied, (i) shall be construed to require Buyer, the Surviving Corporation, any of their Affiliates or the Company to continue, on or after the Closing, to offer any specific employee benefit, to offer any specific employee benefit plans, or to continue the employment of any specific employee or shall limit the right of Buyer, the Surviving Corporation or any of their Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement following the Closing or (ii) shall be deemed to establish or amend any employee benefit or compensation plan, program, agreement or arrangement for any purpose. Nothing in this Section 5.20, express or implied, is intended to confer upon any Person, including any union or any employee or former employee of the Company, other than the Parties hereto any rights or remedies of any nature whatsoever, including any rights of employment for any specified period.

(d)          Subject to applicable Law, the Company shall provide promptly to Buyer, at Buyer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Continuing Employees or relating to the service of the Continuing Employees with the Company or any of its Subsidiaries (and their respective predecessors), as applicable, prior to the Closing Date. The Company, Buyer and the Surviving Corporation shall cooperate and provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 5.20.

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ARTICLE VI
CONDITIONS TO OBLIGATIONS OF BUYER AND MERGER SUB

The obligation of Buyer and Merger Sub to consummate the Transactions, and to take the other actions to be taken by Buyer and Merger Sub at the Closing, is subject to the fulfillment, or waiver by Buyer, of each of the following conditions:

6.1         Representations and Warranties of the Company. (i) Other than the representations and warranties contained in Sections 3.1 through 3.3; Section 3.6, Section 3.11, Sections 3.23 through 3.26 and Section 3.30 (collectively, the “Company Fundamental Representations”), the representations and warranties regarding the Company contained in ARTICLE III shall be true and correct (determined without regard to any qualification therein as to materiality or Company Material Adverse Effect) on and as of the Agreement Date and as of the Closing Date as though made on and as of the Agreement Date and on and as of Closing Date (in each case, other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (ii) the Company Fundamental Representations shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as though made on and as of the Agreement Date and on and as of the Closing Date (in each case, other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date).

6.2         Covenants. The Company shall have performed or complied in all material respects with all of its agreements, covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing.

6.3         Stockholder Approval. The Written Consent shall have been executed and remain in full force and effect.

6.4        No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions (each, a “Governmental Prohibition”).

6.5        Buyer Public Offering. The Buyer Public Offering shall have been consummated.

6.6        Information Statement. The Information Statement will have been mailed to the Company Stockholders, twenty (20) days will have elapsed since such mailing, and the consummation of the Merger will be permitted by Regulation 14C of the Exchange Act (including Rule14c-2 promulgated under the Exchange Act).

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6.7        Form S-4. The Form S-4 shall have become effective under the Securities Act.  No stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

6.8        Listing. The Buyer Common Shares to be issued in the Merger shall have been approved for listing on the Stock Exchange, subject to official notice of issuance, at, or prior to, the Closing.

6.9        Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect.

6.10       Tax Opinion. Buyer shall have received a written opinion from Pryor Cashman, dated as of the Closing Date to the effect that, on the basis of certain facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.10, such counsel shall be entitled to receive and rely upon customary representation letters from Buyer and the Company referred to in Section 5.12(d).

6.11       Escrow Agreement. The Escrow Agreement shall have been executed and remain in full force and effect.

6.12       Lock-Up Letters. Each Company Stockholder holding 5% or more of the Company Common Shares as of the Agreement Date shall have executed and delivered a customary lock-up agreement with Buyer with respect to the transfer or disposition of Buyer Common Shares received in connection with the Merger and entry into certain transactions involving securities related thereto for the 180-day period following the closing of the Buyer Public Offering; provided, however, that each Company Stockholder set forth on Section 6.12 of the Company Disclosure Schedules shall have executed and delivered a customary lock-up agreement with Buyer with respect to the transfer or disposition of Buyer Common Shares received in connection with the Merger and entry into certain transactions involving securities related thereto for a period no less than 365 days following the closing of the Buyer Public Offering.

6.13       Dissenting Shares. Holders of no more than 5% of the outstanding Company Common Shares as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such Company Common Shares.

6.14       Company’s Closing Deliveries. The Company shall have delivered, or caused to be delivered, the deliveries to Buyer set forth in Section 2.3(a).

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the Transactions, and to take the other actions to be taken by the Company at the Closing, is subject to the fulfillment, or waiver by the Company, of each of the following conditions:

7.1         Representations and Warranties of Buyer and Merger Sub. (i) Other than the representations and warranties contained in Sections 4.1 through 4.3; Section 4.6; and Section 4.16 (collectively, the “Buyer Fundamental Representations”), the representations and warranties regarding Buyer and Merger Sub contained in ARTICLE IV shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct in all material respects or true and correct, as the case may be, as of such date); (ii) the Buyer Fundamental Representations shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as though made on and as of the Agreement Date and on and as of the Closing Date (in each case, other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date); and (iii) if Buyer has, on or before the Closing Date, completed its acquisition of Slacker as contemplated in the Slacker Agreement, the Slacker Representations shall be true and correct with respect to Slacker in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct in all material respects or true and correct, as the case may be, as of such date), except for such inaccuracies that (x) could not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, or (y) have resulted primarily from the transactions contemplated in the Slacker Agreement.

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7.2         Covenants. Buyer and Merger Sub shall have performed or complied with in all material respects all of their agreements, covenants and obligations required to be performed or complied with by them under this Agreement at or prior to the Closing.

7.3         Stockholder Approval. The Written Consent shall have been executed and remain in full force and effect.

7.4         No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

7.5         Buyer Public Offering. The Buyer Public Offering shall have been consummated.

7.6          Information Statement. The Information Statement will have been mailed to the Company Stockholders, twenty (20) days will have elapsed since such mailing, and the consummation of the Merger will be permitted by Regulation 14C of the Exchange Act (including Rule14c-2 promulgated under the Exchange Act).

7.7          Form S-4. The Form S-4 shall have become effective under the Securities Act.  No stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

7.8         Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Buyer Material Adverse Effect.

7.9         Listing. The Buyer Common Shares to be issued in the Merger shall have been approved for listing on the Stock Exchange, subject to official notice of issuance, at, or prior to, the Closing.

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7.10       Escrow Agreement. The Escrow Agreement shall have been executed and remain in full force and effect.

7.11       Buyer’s Closing Deliveries. Buyer shall have delivered to the Company the deliveries set forth in Section 2.3(b).

7.12       Fairness Opinion. Buyer has received the opinion of the Financial Advisor from the Company, solely for informational purposes, to the effect that, as of the Agreement Date and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company Stockholders.

7.13       Tax Opinion. The Company shall have received a written opinion from Pryor Cashman, dated as of the Closing Date to the effect that, on the basis of certain facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.13, such counsel shall be entitled to receive and rely upon customary representation letters from Buyer and the Company referred to in Section 5.12(d).

ARTICLE VIII
TERMINATION

8.1         Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by mutual written consent of Buyer and the Company.

8.2         Termination by Either the Company or Buyer. This Agreement may be terminated by either the Company or Buyer at any time prior to the Closing, if:

(a)          the Buyer Public Offering shall not have priced on or before 5:00 p.m. (New York Time) on October 9, 2017, or the Closing shall not have occurred by the earlier of: (i) a commercially reasonable period of time following the closing of the Buyer Public Offering (taking into account all SEC and other regulatory requirements in connection with the Information Statement and Form S-4) or (ii) December 8, 2017, or such other dates and times as may have been agreed upon in writing by Buyer and the Company (such applicable date, the “Outside Date”);

(b)          any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Governmental Prohibition or taken any other final and non-appealable action that has the effect of making the consummation of the Transactions illegal or otherwise enjoining, preventing or prohibiting the consummation of the Transactions;

provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party whose breach of a representation, warranty, covenant or agreement made under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date.

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8.3         Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if:

(a)           a breach of any representation, warranty, agreement or covenant of Buyer and Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in ARTICLE VII and (ii) is incapable of being cured or, if capable of being cured, is not cured by Buyer or Merger Sub within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Outside Date is less than thirty (30) days from the date of receipt of such notice, by the Outside Date) (which notice shall specify in reasonable detail the nature of such breach) stating the Company’s intention to terminate this Agreement pursuant to Section 8.3(a); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in breach of any of its representations, warranties, agreements or covenants hereunder and such breach would give rise to the failure of a condition set forth in ARTICLE VI;

(b)         (i) all of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing) have been satisfied, (ii) the Company has delivered to Buyer an irrevocable written notice confirming that all of the conditions set forth in ARTICLE VII have been satisfied (or that the Company is willing to waive any unsatisfied conditions in ARTICLE VII) and that the Company is ready, willing and able to consummate the Closing and (iii) Buyer fails to complete the Closing within three (3) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 2.2 or (y) the date on which the Company delivers the notice referred to in clause (ii); or

(c)          in connection with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.5(e); provided, that prior to or concurrently with such termination, the Company pays the Company Termination Fee due.

8.4         Termination by Buyer. This Agreement may be terminated by Buyer at any time prior to the Closing if:

(a)           a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in ARTICLE VI and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) days following receipt of written notice of such breach from Buyer (or, if the Outside Date is less than thirty (30) days following receipt of written notice of such breach, by the Outside Date) (which notice shall specify in reasonable detail the nature of such breach) stating Buyer’s intention to terminate this Agreement pursuant to Section 8.4(a); provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Buyer is then in breach of any representations, warranties, agreements, or covenants of Buyer hereunder and such breach would give rise to the failure of a condition set forth in ARTICLE VII;

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(b)         (i) all of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing) have been satisfied, (ii) Buyer has delivered to the Company an irrevocable written notice confirming that all of the conditions set forth in ARTICLE VI have been satisfied (or that Buyer is willing to waive any unsatisfied conditions in ARTICLE VI) and that Buyer is ready, willing and able to consummate the Closing and (iii) the Company fails to complete the Closing within three (3) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 2.2 or (y) the date on which Buyer delivers the notice referred to in clause (ii); or

(c)          if (i) a Change of Recommendation shall have been made or occurred; or (ii) at any time following receipt of an Acquisition Proposal that has not been withdrawn, the Company Board failed to reaffirm its approval or recommendation of this Agreement and the Merger within ten (10) Business Days after receipt of any written request to do so from Buyer.

8.5         Effect of Termination; Company Termination Fee.

(a)         The party terminating this Agreement pursuant to Section 8.2, 8.3 or 8.4, as the case may be, shall give written notice of such termination to Buyer (if the Company elects to terminate this Agreement) or the Company (if Buyer elects to terminate this Agreement). In the event of the termination of this Agreement pursuant to this ARTICLE VIII, this Agreement shall forthwith become null and void, and there shall be no liability or obligation under this Agreement on the part of any party hereto (or any Representative of such party); provided, that the terms of Section 5.9, Section 5.11, ARTICLE VIII, ARTICLE IX and Section 8 of the Letter Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, subject to Section 9.4, any termination of this Agreement shall not relieve any party hereto from any liability for any Fraud or Willful Breach by such party. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

(b)         Company Termination Fee. If this Agreement is terminated:

(i)           by Buyer pursuant to Section 8.4(a) as a result of a material breach by the Company of the covenants or agreements set forth in this Agreement; and

(A)       a bona fide Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or otherwise become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal that has not been withdrawn prior to the termination of this Agreement; and

(B)       within six (6) months after such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement providing for, or shall have consummated or, in the case of an Acquisition Proposal that is a tender offer, shall have approved or recommended to the Company Stockholders, the Acquisition Proposal referred to in Section (A); provided, that, for purposes of this Section 8.5(b)(i), the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%” and, as to clause (i) of such definition, any such Acquisition Proposal shall result in a change in control of at least 50% of the stock or assets of the Company;

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(ii)          by Buyer pursuant to Section 8.4(c) (Company Recommendation Matters); or

(iii)         by the Company pursuant to Section 8.3(c) (Superior Proposal);

then, (1) in the case of Section 8.5(b)(i), within two Business Days after consummation of such Acquisition Proposal, (2) in the case of Section 8.5(b)(ii), within two Business Days after termination of this Agreement, and (3) in the case of Section 8.5(b)(iii), concurrently with or prior to termination of this Agreement, the Company shall pay the Company Termination Fee to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer.

(c)          Each party acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if the Company fails to timely pay Buyer any amount due pursuant to Section 8.5(b) (any such amount due, a “Termination Payment”), and, in order to obtain such payment, Buyer commences a suit that results in a judgment against the Company for the applicable Termination Payment, the Company shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by Buyer) in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof; provided, that if such suit does not result in a judgment against the Company, Buyer shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate as published in the Wall Street Journal for the applicable periods.

(d)          Each of the parties acknowledges and agrees that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such Company Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall more than one Company Termination Fee be payable under this Agreement and (y) the parties agree that the payment of the Company Termination Fee shall be the sole and exclusive remedy available to Buyer and Merger Sub with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Company Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Buyer and Merger Sub under this Agreement. Buyer and Merger Sub shall be deemed to have irrevocably waived any and all rights and remedies other than receipt of the Company Termination Fee and the Company and its Representatives shall have no further liability to Buyer and Merger Sub under this Agreement. Each of the parties acknowledges and agrees that the Company Termination Fee, if paid to Buyer, shall be treated as liquidated damages that are capital in nature to which Section 1234A of the Code applies.

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ARTICLE IX
MISCELLANEOUS

9.1         Further Assurances. Each party hereto shall use its Commercially Reasonable Efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the Transactions. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

9.2         Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered (or, if delivery is refused, upon presentment) by hand or by internationally recognized courier service, or upon receipt by facsimile or e-mail transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to Buyer, Merger Sub or, following the Closing, the Surviving Corporation:

LiveXLive Media, Inc.
269 South Beverly Drive, Suite 1450
Beverly Hills, CA 90212
Facsimile:
Email: jerry@livexlive.com
Attention: Jerome N. Gold

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California
Facsimile: (310) 919-2200
Email: asussman@loeb.com and jhur@loeb.com
Attention: Allen Z. Sussman and Joon S. Hur

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If to the Stockholders’ Agent:

Jason Katz
27 Apple Green Drive
Old Westbury, N.Y. 11568
Facsimile:
Email: jkatz@paltalk.com

With a copy (which shall not constitute notice) to:

Eric B. Woldenberg
Pryor Cashman LLP
7 Times Square
New York, NY 10036
Facsimile: 212-798-6923
Email: ewoldenberg@pryorcashman.com

If, on or prior to the Closing, to the Company:

Snap Interactive, Inc.
122 East 42nd Street
New York, N.Y. 10168
Facsimile:
Email: jkatz@paltalk.com

Attention: Jason Katz

With a copy (which shall not constitute notice) to:

Eric B. Woldenberg
Pryor Cashman LLP
7 Times Square
New York, NY 10036
Facsimile: 212-798-6923
Email: ewoldenberg@pryorcashman.com

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

9.3         Entire Agreement. This Agreement, the Slacker Agreement, and the other Transaction Documents, including the exhibits and schedules attached hereto and thereto, and any agreement, certificate, instrument or other document executed and delivered in connection herewith or therewith, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersede all other prior understandings and agreements, both oral and written, by or among any party hereto or by any stockholder, member, partner, director, officer, manager, employee, agent, Affiliate or Representative of any party hereto, including the Letter Agreement.

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9.4         Specific Performance.

(a)         The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Buyer and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Buyer and Merger Sub, on the other hand, shall each be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity, to the fullest extent permissible pursuant to the terms hereof and to thereafter consummate the Transactions.

(b)         Each party (i) waives any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.

(c)          Notwithstanding anything herein to the contrary, including the foregoing provisions of this Section 9.4, the parties hereto acknowledge and agree that the Company shall be entitled to obtain an injunction or other appropriate form of specific performance or equitable relief to cause Buyer and Merger Sub to consummate the Transactions only in the event that (i) all of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied at the Closing, but each of which is then capable of being satisfied as if such time were the Closing) have been satisfied or waived, (ii) the Buyer Public Offering has been consummated, (iii) Buyer or Merger Sub fails to complete the Closing by the date on which the Closing should have occurred pursuant to Section 2.2, and (iv) the Company has delivered to Buyer an irrevocable written notice confirming it is ready, willing and able to consummate the Closing.

9.5         Expenses. Except as otherwise expressly provided in this Agreement (including as provided with respect to Transaction Expenses), whether or not the Transactions are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the Transactions, including the fees and expenses of its own counsel, accountants and other experts, except as set forth in the definition of “Transaction Expenses.”

9.6         No Right of Set-Off. Each party, for itself and for its Affiliates, successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that such party or any of its Affiliates, successors and permitted assigns has or may have with respect to any payment to be made at or prior to the Closing or covenant to be performed at or prior to the Closing by such party pursuant to this Agreement or any agreement, certificate, instrument or other document executed and delivered by such party in connection herewith.

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9.7        Amendments. This Agreement may be amended or otherwise modified only by a written instrument duly executed by each of the parties hereto.

9.8         Assignments; No Third Party Rights.

(a)          No party hereto may assign, in whole or in part, any of its rights, interest or obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, after the Closing Date, to any Person so long as such transfer or assignment does not adversely affect, alter or change any right or obligation of any other party hereto, it being understood and agreed that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

(b)         Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein. This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

9.9         Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as expressly set forth herein, the rights and remedies of the parties hereto are cumulative and not alternative.

9.10       Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable or the economic or legal substance of the Transactions is affected in a manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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9.11        Governing Law; Jurisdiction; Venue; No Trial by Jury.

(a)         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Each of the parties hereto (i) shall submit itself to the exclusive jurisdiction of any federal court located in the State of Delaware or any Delaware state court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any party hereto in the manner provided in Section 9.2 for the giving of notices shall be deemed, in every respect, effective service of process upon such party. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any proceedings against it arising out of or based on this Agreement or the Transactions.

(b)         EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).

9.12       Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

9.13       Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

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9.14       Incorporation by Reference. Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

9.15       Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

9.16       Counterparts. This Agreement may be executed (including by facsimile transmission or by e-mail of a .pdf attachment) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery by a signatory of a signature by facsimile or electronic transmission shall constitute execution by such signatory.

9.17       Stockholders’ Agent.

(a)         By approving this Agreement and the Transactions or by executing and delivering a Letter of Transmittal, each Company Stockholder shall have irrevocably authorized and appointed the Stockholders’ Agent as such Person’s true and lawful agent and attorney-in-fact, with full power of substitution (i) to act in such Person’s name, place and stead with respect to this Agreement, the Escrow Agreement and the other Transaction Documents, (ii) to take any and all actions and make any decisions required or permitted to be taken by Stockholders’ Agent pursuant to this Agreement, the Escrow Agreement or any other Transaction Document, (iii) to act on such Person’s behalf in any dispute, litigation or arbitration involving this Agreement, the Escrow Agreement or any other Transaction Document, and (iv) to do or refrain from doing all such further acts and things, and execute all such agreements, certificates, instruments or other documents, as the Stockholders’ Agent shall deem necessary or appropriate in connection with the Transactions, including the power:

(i)         to give and receive notices and communications;

(ii)       authorize delivery to Buyer of cash from the Purchase Price Adjustment Escrow Fund in satisfaction of any amounts owed to Buyer pursuant to Section 2.16(d)(i);

(iii)       to execute and deliver all ancillary agreements, certificates, instruments and other documents, and to make representations and warranties therein, that the Stockholders’ Agent deems necessary or appropriate in connection with the consummation of the Transactions;

(iv)       to do or refrain from doing any further act or deed that the Stockholders’ Agent deems necessary or appropriate in the sole discretion of the Stockholders’ Agent relating to the subject matter of this Agreement;

(v)       to negotiate and compromise claims and disputes arising under, or relating to, this Agreement, the other Transaction Documents and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith or therewith (including, for clarity, any claim or dispute relating to indemnification obligations), and to sign any releases or other documents in respect of any such claim or dispute;

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(vi)       to exercise or refrain from exercising any remedy available to the Company Stockholders under this Agreement, the other Transaction Documents and the other agreements, instruments and documents executed in connection herewith or therewith;

(vii)      to retain such counsel, accountants and other professional advisors as the Stockholders’ Agent deems necessary to assist it in its performance of its duties hereunder and to pay all fees and expenses of such counsel and advisors; and

(viii)      to exercise all rights and remedies granted to the Stockholders’ Agent in this Agreement.

(b)         The appointment of the Stockholders’ Agent shall be deemed coupled with an interest and is hereby irrevocable, and Buyer may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Agent on behalf of the Company Stockholders in all matters referred to herein. The Stockholders’ Agent shall act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Stockholders’ Agent reasonably believes to be in the best interest of the Company Stockholders and consistent with their obligations under this Agreement, and shall not waive, amend or otherwise modify this Agreement, waive any condition contained herein, enter into or execute any agreement, certificate, instrument or other document, or do or refrain from doing any other act or deed, that has the effect of adversely and disproportionately impacting any Company Stockholder relative to the other Company Stockholders, in a manner that is inconsistent with the relative rights of such disproportionately impacted Company Stockholder, as the case may be, under this Agreement, without the prior written consent of such Company Stockholder, as applicable. The Stockholders’ Agent shall not be responsible to the Company Stockholders for any loss or damages they may suffer by reason of the performance by the Stockholders’ Agent of the duties of the Stockholders’ Agent under this Agreement, other than loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Stockholders’ Agent. All actions, decisions and instructions of the Stockholders’ Agent taken, made or given pursuant to the authority granted to the Stockholders’ Agent pursuant to this Section 9.17 shall be conclusive and binding upon each Company Stockholder, and no Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same.

(c)         The provisions of this Section 9.17 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Company Stockholders to the Stockholders’ Agent, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Company Stockholder.

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(d)         The Stockholders’ Agent shall not be liable to the Company Stockholders for actions taken pursuant to this Agreement, the Escrow Agreement or any other Transaction Document, except to the extent such actions shall have been determined by a final and non-appealable determination of a court of competent jurisdiction to have constituted gross negligence or involved Fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholders’ Agent shall be conclusive evidence of good faith).

(e)         The Agent Losses shall be satisfied solely from the Stockholders’ Agent Expense Fund. As soon as practicable after the date on which the final obligation of Stockholders’ Agent under this Agreement, the Escrow Agreement and the other Transaction Documents have been discharged or such other date as Stockholders’ Agent deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholders’ Agent Expense Fund to the Company Stockholders in accordance with their respective Pro Rata Portion, as set forth in the Escrow Agreement. If the Escrow Agent is unable to pay any portion of such remaining amounts to the applicable Company Stockholders for any reason for a period of six (6) months after such date, such amounts shall be returned to Buyer, upon demand, and any such Company Stockholder who has not received its applicable portion of such remaining amounts shall thereafter look only to Buyer for payment thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER:

LIVEXLIVE MEDIA, INC.

By:	/s/ Jerome N. Gold
Name: Jerome N. Gold
Title: Executive Vice President and CFO

MERGER SUB:

LXL VIDEO ACQUISITION CORP.

By:	/s/ Jerome N. Gold
Name: Jerome N. Gold
Title: CFO and Secretary

COMPANY:

SNAP INTERACTIVE, INC.

By:	/s/ Jason Katz
Name: Jason Katz
Title: President

STOCKHOLDERS’ AGENT:

/s/ Jason Katz
JASON KATZ

Agreement and Plan of Merger

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